    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Life Re Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(a)(3).

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

         Common Stock, par value $.001 per share; 6% Adjustable Conversion-rate
                             Equity Security Units ("Units")

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                 17,286,279 shares of Common Stock and 2,070,000 Units

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                        $96.872

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                   $1,866,211,928.79*

        ------------------------------------------------------------------------

     (5)  Total fee paid:

                     $373,242.39 ( 1/50 of 1% of $1,866,211,928.79)

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

*Includes $163,910,794.75 to be received by holders of options to acquire Common
 Stock and $27,744,714.75 to be received by holders of Units.

                              LIFE RE CORPORATION

                              969 HIGH RIDGE ROAD
                          STAMFORD, CONNECTICUT 06905

                                                                October 21, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Life Re Corporation (the "Company") to be held at 2:00 p.m., eastern time, on November 23, 1998, at the offices of Life Re Corporation, 969 High Ridge Road, Stamford, Connecticut 06905.

     As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 27, 1998 (the "Merger Agreement"), by and among Swiss Reinsurance Company ("Swiss Re"), SRC Acquisition Corp. ("Sub"), Swiss Re America Holding Corporation ("Holding") and the Company pursuant to which Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Swiss Re and Holding. Pursuant to the Merger Agreement, stockholders of the Company will be entitled to receive $95.00 in cash for each share of the Company's Common Stock owned by them, provided, that if the closing is delayed by Swiss Re after all conditions are otherwise satisfied, stockholders shall also be entitled to receive an additional payment per share equal to $.0208 per day from, but not including, the date on which the closing would have occurred absent the exercise by Swiss Re of its right to delay the closing, to, and including, the closing date. Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, and has approved and adopted the Merger Agreement.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF
                             THE MERGER AGREEMENT.

     Detailed information concerning the proposed Merger is set forth in the accompanying Proxy Statement. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          /s/ RODNEY A. HAWES, JR.
                                          --------------------------------------
                                          Rodney A. Hawes, Jr.
                                          Chairman of the Board
                                            and Chief Executive Officer

                              LIFE RE CORPORATION
                              969 HIGH RIDGE ROAD
                          STAMFORD, CONNECTICUT 06905

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 23, 1998

To Our Stockholders:

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Life Re Corporation, a Delaware corporation (the "Company"), will be held on November 23, 1998, at 2:00 p.m., eastern time, at the office of Life Re Corporation, 969 High Ridge Road, Stamford, Connecticut 06905, for the following purpose:

     To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 27, 1998 (the "Merger Agreement"), by and among Swiss Reinsurance Company, a Swiss corporation ("Swiss Re"), SRC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Swiss Re ("Sub"), Swiss Re America Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Swiss Re ("Holding"), and the Company, pursuant to which (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Swiss Re and Holding and (ii) each outstanding share of common stock, par value $.001 per share, of the Company (the "Common Stock"), other than shares held by the Company in its treasury, Swiss Re, Holding, the Sub or any other wholly owned subsidiary of Swiss Re and shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $95.00 in cash, provided, that if the closing is delayed by Swiss Re after all conditions are otherwise satisfied, stockholders shall also be entitled to receive an additional payment per share equal to $.0208 per day from, but not including, the date on which the closing would have occurred absent the exercise by Swiss Re of its right to delay the closing to, and including, the closing date.

     October 23, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     Holders of Common Stock who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law (the "DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements that must be complied with by holders of Common Stock desiring to assert appraisal rights, is set forth in the accompanying Proxy Statement under the heading "The Merger -- Appraisal Rights." The entire text of Section 262 of the DGCL is attached as Annex C to the Proxy Statement.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and certain actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

                                          By Order Of The Board Of Directors,

                                          /s/ W. WELDON WILSON

                                          --------------------------------------
                                          W. Weldon Wilson
                                          Executive Vice President, General
                                            Counsel and Secretary
Stamford, Connecticut
October 21, 1998

     YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                              LIFE RE CORPORATION

                              969 HIGH RIDGE ROAD
                          STAMFORD, CONNECTICUT 06905
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 23, 1998

     This Proxy Statement is being furnished to holders of common stock, par value $.001 per share ("Common Stock"), of Life Re Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at a special meeting of stockholders to be held at 2:00 p.m., eastern time, on November 23, 1998, at the offices of Life Re Corporation, 969 High Ridge Road, Stamford, Connecticut 06905, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the accompanying Notice and Proxy Card are first being mailed to holders of Common Stock entitled to notice of, and to vote at, the Special Meeting on or about October 26, 1998.

     At the Special Meeting, holders of Common Stock will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 27, 1998 (the "Merger Agreement"), by and among Swiss Reinsurance Company, a Swiss corporation ("Swiss Re"), SRC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Swiss Re ("Sub"), Swiss Re America Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Swiss Re ("Holding"), and the Company. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. Pursuant to the Merger Agreement, (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Swiss Re and Holding and (ii) each outstanding share of Common Stock, other than shares held by the Company in its treasury, Swiss Re, Holding, Sub, or any other wholly owned subsidiary of Swiss Re and shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $95.00 in cash, provided, that if the closing of the Merger (the "Closing") is delayed by Swiss Re after all conditions are otherwise satisfied, stockholders shall also be entitled to receive an additional payment per share equal to $.0208 per day from, but not including, the date on which the Closing would have occurred absent the exercise by Swiss Re of its right to delay the Closing to, and including, the date of the Closing (the "Closing Date") (as used herein, $95.00 per share plus any "per diem" consideration paid per share is referred to as the "Merger Consideration"). Holders of Common Stock who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law (the "DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. See "The Merger -- Appraisal Rights."

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     All information contained in this Proxy Statement concerning Swiss Re and its subsidiaries, including Holding and Sub, has been supplied by Swiss Re and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement (or, as permitted by applicable rules and regulations of the Securities and Exchange Commission, incorporated by reference herein) has been supplied or prepared by the Company.

             The date of this Proxy Statement is October 21, 1998.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
AVAILABLE INFORMATION.......................................      1
FORWARD-LOOKING STATEMENTS..................................      1
SUMMARY.....................................................      3
  The Companies.............................................      3
  The Special Meeting.......................................      4
  The Merger................................................      5
  Selected Consolidated Financial Data......................      8
THE SPECIAL MEETING.........................................     10
  General...................................................     10
  Matters to Be Considered at the Special Meeting...........     10
  Record Date; Voting at the Special Meeting................     10
  Proxies; Revocation of Proxies............................     11
  Solicitation of Proxies...................................     11
THE MERGER..................................................     12
  Background of the Merger..................................     12
  The Company's Reasons for the Merger; Recommendation of
     the Board of Directors.................................     13
  Opinion of the Company's Financial Advisor................     14
  Interest of Certain Persons in the Merger.................     17
  Financing the Merger......................................     21
  Accounting Treatment......................................     21
  Certain Federal Income Tax Consequences...................     21
  Regulatory Filings and Approvals..........................     22
  Effect of Merger on Corporation Obligated, Mandatorily
     Redeemable Capital Securities of Subsidiary Trusts
     Holding Solely Parent Debentures.......................     22
  Certain Consequences of the Merger........................     23
  Appraisal Rights..........................................     23
CERTAIN LEGAL MATTERS.......................................     25
THE MERGER AGREEMENT........................................     25
  The Merger................................................     25
  Representations and Warranties............................     27
  Certain Covenants.........................................     27
  Conditions to the Merger..................................     33
  Termination...............................................     33
THE COMPANIES...............................................     34
  The Company...............................................     34
  Swiss Re..................................................     34
  Holding...................................................     34
SELECTED CONSOLIDATED FINANCIAL DATA........................     35
MARKET PRICES OF COMMON STOCK...............................     37
CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS.............     38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT.....................................     40
  Security Ownership of Certain Beneficial Owners...........     40
  Security Ownership of Management..........................     40
STOCKHOLDER PROPOSALS.......................................     41
INDEPENDENT AUDITORS........................................     41
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     42
Annex A: Agreement and Plan of Merger.......................    A-1
Annex B: Opinion of Goldman, Sachs & Co.....................    B-1
Annex C: Section 262 of the Delaware General Corporation
  Law.......................................................    C-1

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by the Company with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also are available for inspection at the SEC's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained, at prescribed rates, from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of certain material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Common Stock and the Company's 6% Units, as more fully described under "The Merger -- Effect of Merger on Corporation Obligated, Mandatorily Redeemable Capital Securities of Subsidiary Trusts Holding Solely Parent Debentures" are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") and such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.

                           FORWARD-LOOKING STATEMENTS

     Certain information contained or incorporated by reference in this Proxy Statement, including the information set forth under "Certain Projections of Future Operating Results" and other statements as to the future financial or operating performance of the Company, may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" protections for forward-looking statements in order to encourage companies to provide prospective information about their businesses. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements contained or incorporated by reference in this Proxy Statement were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants regarding projections or financial forecasts.

     The forward-looking statements set forth or incorporated by reference in this Proxy Statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties. Although the Company believes that such assumptions were reasonable when made, because such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control, there can be no assurance, and no representation or warranty is made, that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to the other factors and matters addressed elsewhere herein and in the documents incorporated by reference herein, factors that in the view of the

Company, could cause actual results to differ materially from those discussed in the forward-looking statements include: (i) uncertainties relating to general economic and business conditions which may impact the reinsurance marketplace;
(ii) changes in laws and government regulations applicable to the Company; (iii) the ability of the Company to implement its operating strategies successfully;
(iv) the ability of the Company to execute Administrative Reinsurance(SM) transactions and the amount, timing and returns thereof and therefrom; (v) material fluctuations in interest rate levels; (vi) material changes in mortality and morbidity experience; (vii) material changes in persistency;
(viii) material changes in the level of operating expenses; (ix) success or failure of certain of the Company's clients in premium writing; (x) significant changes in competitive factors affecting the Company; (xi) occurrences affecting the Company's ability to obtain funds from operations, debt or equity to finance growth in its businesses; and (xii) other risks and uncertainties.

     Pursuant to Section 21E(d) of the Exchange Act and Section 27A(d) of the Securities Act of 1933, as amended (the "Securities Act"), none of the Company, Swiss Re or any of their respective agents, employees or advisors intends or has any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained or incorporated by reference in this Proxy Statement. The Company and Swiss Re are aware, however, of their responsibility, pursuant to Item 10(b)(3)(iii) of Regulation S-K (Standard Instructions for Filing Forms under Securities Act of 1933, Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975), to make full and prompt disclosure of material facts, both favorable and unfavorable, regarding their financial condition. Neither the Company's nor Swiss Re's independent auditors have reviewed, examined or compiled such statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such statements.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere, or incorporated by reference, in this Proxy Statement and the Annexes hereto. Stockholders are urged to read this Proxy Statement and the Annexes hereto carefully and in their entirety. Unless otherwise defined herein, all capitalized terms used in this Summary have the respective meanings assigned to them elsewhere in this Proxy Statement.

                                 THE COMPANIES

The Company...................   The Company through its principal wholly owned
                                 subsidiary, Life Reassurance Corporation of
                                 America ("Life Reassurance"), provides ordinary and group life reinsurance in the United
                                 States.

                                 The Company's two core lines of business are traditional life reinsurance, which involves the transfer of mortality risks on new sales from primary (or ceding) insurers of ordinary and group life insurance to the Company, and Administrative Reinsurance, which involves the acquisition of blocks of life insurance in force and, frequently, the assumption of administrative responsibility by the Company.

Swiss Re......................   Swiss Reinsurance Company ("Swiss Re") is one
                                 of the world's leading reinsurers, with more than seventy offices in over thirty countries.
                                 Swiss Re and its subsidiaries operate in both the property and casualty and life and health reinsurance business. In fiscal year 1997, Swiss Re reported gross premium revenues of approximately $11.9 billion, an increase of approximately 22% from fiscal year 1996, of which approximately 20% can be attributed to the first time inclusion of Mercantile &
                                 General Re in its results of operations. Swiss
                                 Re reported profits of approximately $1.5 billion last year, an increase of approximately
                                 45% from fiscal year 1996.

Sub...........................   Sub is a newly incorporated Delaware
                                 corporation organized in connection with the Merger, and has not carried on any activities other than in connection with the Merger. Sub is wholly owned by Swiss Re and Holding (as defined below). Upon the consummation of the Merger, Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving
                                 Corporation") and becoming a wholly owned subsidiary of Swiss Re and Holding.

Holding.......................   The Merger Agreement provides that Swiss Re
                                 America Holding Corporation ("Holding"), a
                                 Delaware corporation wholly owned by Swiss Re, may opt to become a party to the Merger
                                 Agreement and to be bound by its terms. Holding became a party to the Merger Agreement on July
                                 27, 1998. Upon becoming a party to the Merger
                                 Agreement, Holding made each representation and warranty of Swiss Re and Sub contained in the Merger Agreement (unless such warranty or representation spoke of matters unique to Swiss
                                 Re or Sub) and agreed to be bound by each covenant of Swiss Re, Sub and the Surviving
                                 Corporation. Holding is the U.S. holding company for Swiss Re's U.S. operations.
                                 Holding's subsidiaries are engaged primarily in the property and casualty and life reinsurance business. Its two principal subsidiaries are Swiss Reinsurance America
                                 Corporation and Swiss Re Life & Health America
                                 Inc.

                              THE SPECIAL MEETING

Time, Date and Place..........   The Special Meeting will be held at 2:00 p.m.,
                                 eastern time, on November 23, 1998, at the offices of Life Re Corporation, 969 High Ridge
                                 Road, Stamford, Connecticut 06905.

Matters to Be Considered at
the Special Meeting...........   At the Special Meeting, stockholders will
                                 consider and vote upon a proposal to approve and adopt the Merger Agreement. See "The
                                 Special Meeting -- Matters to Be Considered at the Special Meeting."

Record Date; Voting at the
Special Meeting...............   October 23, 1998 has been fixed as the record
                                 date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on October 19, 1998, the most recent practicable date prior to the date of this Proxy Statement, there were 17,286,529 shares of Common Stock outstanding and entitled to vote. Stockholders of record on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of stockholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting.
                                 The affirmative vote of the holders of a majority of the outstanding shares of Common
                                 Stock is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will be counted as votes against the proposal to approve and adopt the Merger
                                 Agreement. See "The Special Meeting -- Record
                                 Date; Voting at the Special Meeting."

Proxies; Revocation of
Proxies.......................   This Proxy Statement is being furnished to
                                 stockholders of record at the close of business on the Record Date in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting. All shares of Common Stock which are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger
                                 Agreement.

                                 Any proxy signed and returned by a stockholder may be revoked by such stockholder at any time before it is voted, by giving due notice of such revocation to the Secretary of the Company (969 High Ridge Road, Stamford, Connecticut 06905), by signing and delivering a proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy. See "The Special Meeting -- Proxies; Revocation of Proxies."

                                   THE MERGER

Effects of the Merger; Merger
  Consideration...............   Upon consummation of the Merger, (i) Sub will
                                 be merged with and into the Company, with the Company continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Swiss
                                 Re and Holding and (ii) each outstanding share of Common Stock, other than shares held by the Company in its treasury, Swiss Re, Holding,
                                 Sub, or any other wholly owned subsidiary of Swiss Re and shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive the Merger
                                 Consideration.

Treatment of 6% Adjustable
  Conversion-rate Equity
  Securities of the Company...   As more fully described under "The
                                 Merger -- Effect of Merger on Corporation
                                 Obligated, Mandatorily Redeemable Capital
                                 Securities of Subsidiary Trusts Holding Solely
                                 Parent Debentures -- 6% Adjustable
                                 Conversion-rate Equity Securities," holders of
                                 6% Adjustable Conversion-rate Equity Security
                                 Units of the Company ("Units") will be entitled to receive upon settlement of the forward contracts (the "Contracts") associated with such Units on March 15, 2001, the Merger
                                 Consideration, in lieu of the Common Stock otherwise issuable upon settlement of the Contracts.

Treatment of Stock Options....   All outstanding Options (as more fully
                                 described under "The Merger Agreement -- The
                                 Merger -- Option Plans") obligating the Company to issue, transfer or sell any shares of Common
                                 Stock which are not currently vested will become vested at the effective time of the Merger (the "Effective Time"). Each holder of an Option who has consented to its cancellation shall be entitled to receive as soon as practicable after the Effective Time, in exchange for such Option, an amount equal to the product of (i) the excess of the amount of the Merger Consideration per share over the per share exercise price of such Option, multiplied by (ii) the number of shares of Common Stock covered by such Option.

Recommendation of the
Company's Board of
  Directors...................   The Board has determined that the Merger
                                 Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement.

                                 ACCORDINGLY, THE BOARD RECOMMENDS THAT
                                 STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                 In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, the Board considered a number of factors, as more fully described under "The Merger -- The Company's Reasons for the Merger; Recommendation of the Board of Directors."

Opinion of the Company's
Financial Advisor.............   Goldman, Sachs & Co. ("Goldman Sachs") has
                                 delivered its written opinion to the Board that, as of July 27, 1998, the Merger
                                 Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. The opinion of Goldman Sachs referred to herein does not constitute a recommendation as to how any stockholder should vote with respect to such transaction. STOCKHOLDERS ARE URGED TO, AND
                                 SHOULD, READ SUCH OPINION IN ITS ENTIRETY. Upon consummation of the Merger, the Company will pay Goldman Sachs a transaction fee for acting as the Company's financial advisor in connection with the transaction. See "The
                                 Merger -- Opinion of the Company's Financial
                                 Advisor -- Opinion of Goldman Sachs."

Interests of Certain Persons
in the Merger.................   Certain members of the Company's executive
                                 management and of the Board will receive economic benefits as a result of the Merger.
                                 For information concerning such benefits, see
                                 "The Merger -- Interests of Certain Persons in the Merger."

Financing the Merger..........   Swiss Re and its subsidiaries will contribute
                                 internally generated funds to Sub in amounts sufficient to pay the total amount required to pay the Merger Consideration to the Company's stockholders and Option holders, and pay estimated fees, expenses and other transaction costs of Swiss Re and Sub in connection with the Merger. See "The Merger -- Financing the
                                 Merger."

Conditions to the Merger......   The Merger is subject to certain customary
                                 closing conditions, including, without
                                 limitation, the approval of the Merger
                                 Agreement by the requisite vote of the
                                 stockholders of the Company in accordance with applicable law, the representations and warranties of each of Swiss Re, Sub, Holding and the Company being true and correct in all material respects on and as of the Effective
                                 Time, each of Swiss Re, Sub, Holding and the
                                 Company having performed in all material respects its obligations to be performed prior to the Effective Time under the Merger
                                 Agreement, and the receipt of all material consents, authorizations, orders and approvals of (or filings with) any governmental entity required in connection with the Merger shall have been obtained or made.

Termination; Certain Fees.....   The Merger Agreement will be subject to
                                 termination at any time prior to the Effective
                                 Time by (i) the mutual consent of Swiss Re, Sub, Holding and the Company, (ii) either Swiss
                                 Re, Sub, Holding or the Company if the
                                 Company's stockholders fail to approve and adopt the Merger Agreement at the Special
                                 Meeting, any court or governmental entity has taken action to permanently restrain, enjoin or otherwise prohibit the Merger and such action has become final and non-appealable, or if the Effective Time shall not have occurred before January 31, 1999, or (iii) the Company if the
                                 Company receives a Superior Proposal (as defined herein) from a bona fide third party under certain circumstances. If the

                                 Merger Agreement is terminated by the Company under certain circumstances described herein, the Company will be obligated to pay to Swiss Re a termination fee of $60 million in cash. See "The Merger Agreement -- Termination."

Appraisal Rights..............   Holders of Common Stock on the Record Date who
                                 do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of
                                 Section 262 of the DGCL will be entitled to appraisal rights under Section 262 of the DGCL.
                                 A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements with which holders of Common Stock desiring to assert appraisal rights must comply, is contained herein under the heading
                                 "The Merger -- Appraisal Rights." The entire text of Section 262 of the DGCL is attached hereto as Annex C.

Certain Federal Income Tax
  Consequences................   The receipt of cash by a stockholder of the
                                 Company pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of his or her Common Stock and the amount of cash received in exchange therefor in the Merger.
                                 Such gain or loss will be capital gain or loss if the Common Stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period exceeds one year. See "The Merger -- Certain
                                 Federal Income Tax Consequences."

Certain Information In
Connection With the Common
  Stock.......................   The Common Stock is listed on the NYSE. On June
                                 18, 1998, the trading date preceding the date on which the merger of Berkshire Hathaway Inc.
                                 and General Re Corporation was announced, which had an industry-wide impact on the pricing of reinsurance companies, the high and low sales prices of the Common Stock, as reported on the NYSE Composite Tape, were $73 5/8 and $73 per share, respectively. On July 24, 1998, the last trading date prior to the public announcement of the execution of the Merger Agreement, the high and low sales prices of the Common Stock, as reported on the NYSE Composite Tape, were $89 and $85 1/8 per share, respectively. On
                                 October 19, 1998, the last practicable date prior to the date of this Proxy Statement, the high and low sales prices of the Common Stock, as reported on the NYSE Composite Tape, were
                                $92 1/8 and $91 7/8 per share, respectively.
                                 Stockholders are urged to obtain current market quotations for the Common Stock prior to making any decision with respect to the Merger. See
                                 "Selected Financial Data -- Market Prices of
                                 Common Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company for the periods indicated. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The selected consolidated financial data at and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 are derived from the consolidated financial statements of the Company. The selected consolidated financial data at June 30, 1998 and for the six months ended June 30, 1998 and 1997 are derived from the unaudited condensed consolidated financial statements of the Company, which have been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of management, contain all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the six months ended June 30, 1998 may not be indicative of results for the full year.

                                                  SIX MONTHS
                                                ENDED JUNE 30,                          YEARS ENDED DECEMBER 31,
                                            -----------------------    ----------------------------------------------------------
                                               1998          1997        1997         1996         1995        1994        1993
                                            -----------    --------    ---------    ---------    --------    --------    --------
                                                  (UNAUDITED)       (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues
 Policy revenues..........................   $  302.4      $  237.3    $   490.3    $   451.0    $  383.2    $  350.9    $  289.0
 Investment income........................      105.3          71.2        151.0        124.3        98.6        82.4        73.5
 Realized investment gains................         .7           1.8          4.5         17.2         3.7          .1        21.0
                                             --------      --------    ---------    ---------    --------    --------    --------
   Total revenues.........................      408.4         310.3        645.8        592.5       485.5       433.4       383.5
                                             --------      --------    ---------    ---------    --------    --------    --------
Benefits and Expenses
 Policy benefits..........................      206.0         168.6        341.0        332.5       281.5       245.8       208.7
 Acquisition costs........................       85.6          68.2        142.2        111.9        95.7        88.7        71.1
 Interest credited to policyholder
   accounts...............................       33.2          18.1         40.7         34.6        21.2        15.0        15.0
 Interest expense.........................        3.9           4.0          8.0          8.4        10.7         9.1         9.9
 Distributions on corporation obligated,
   mandatorily redeemable capital
   securities of subsidiary trusts holding
   solely parent debentures...............        6.7            .6          5.0           --          --          --          --
 Other operating expenses.................       23.9          16.8         32.7         29.0        21.6        22.0        18.1
                                             --------      --------    ---------    ---------    --------    --------    --------
   Total benefits and expenses............      359.4         276.4        569.6        516.5       430.8       380.6       322.8
                                             --------      --------    ---------    ---------    --------    --------    --------
Income before federal income taxes and
 extraordinary charge.....................       49.1          34.0         76.2         76.1        54.8        52.8        60.6
Provision for federal income taxes........       17.2          11.9         26.7         21.9        19.2        18.5        21.4
                                             --------      --------    ---------    ---------    --------    --------    --------
Income before extraordinary charge........       31.9          22.1         49.5         54.2        35.6        34.3        39.2
Extraordinary charge, net of federal
 income tax benefit.......................         --            --           --           --         1.0          --          --
                                             --------      --------    ---------    ---------    --------    --------    --------
Net income................................   $   31.9      $   22.1    $    49.5    $    54.2    $   34.6    $   34.3    $   39.2
                                             ========      ========    =========    =========    ========    ========    ========
Diluted Earnings Per Share:
 Income before extraordinary charge.......   $   1.92      $   1.57    $    3.48    $    3.89    $   2.39    $   2.21    $   2.50
 Extraordinary charge, net of federal
   income tax benefit.....................         --            --           --           --        (.07)         --          --
                                             --------      --------    ---------    ---------    --------    --------    --------
 Net income...............................   $   1.92      $   1.57    $    3.48    $    3.89    $   2.32    $   2.21    $   2.50
 Common dividends per share...............   $   0.30      $   0.26    $    0.52    $    0.40    $   0.28    $   0.24    $   0.20
Weighted average common and common
 equivalent shares........................       16.6          14.1         14.2         13.9        14.9        15.5        15.7

                                                  SIX MONTHS
                                                ENDED JUNE 30,                          YEARS ENDED DECEMBER 31,
                                            -----------------------    ----------------------------------------------------------
                                               1998          1997        1997         1996         1995        1994        1993
                                            -----------    --------    ---------    ---------    --------    --------    --------
                                                  (UNAUDITED)       (IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD END):
Invested assets...........................   $3,840.3      $1,914.3    $ 2,784.6    $ 1,833.2    $1,504.2    $  998.5    $  944.6
Total assets..............................   $4,909.7      $2,618.0    $ 3,700.2    $ 2,519.3    $2,024.1    $1,442.3    $1,339.7
Loans payable.............................   $  125.0      $  125.0    $   125.0    $   125.0    $  140.0    $  140.0    $  150.0
Corporation obligated, mandatorily
 redeemable capital securities of
 subsidiary trusts holding solely parent
 debentures...............................   $  236.6      $  100.0    $   100.0           --          --          --          --
Common shareholders' equity...............   $  631.8      $  307.4    $   373.8    $   290.1    $  279.3    $  194.9    $  230.7
OTHER FINANCIAL DATA (AS OF OR FOR THE
 PERIOD ENDED):
Return on average shareholders' equity....         13%           15%          15%          19%         15%         16%         20%
Return on average shareholders' equity, as
 adjusted(2)..............................         14%           15%          16%          15%         14%         16%         14%
Book value per common share...............   $  36.55      $  22.61    $   27.42    $   21.44    $  19.99    $  12.56    $  14.87
Book value per common share, as
 adjusted(3)..............................   $  32.49      $  20.95    $   22.92    $   19.61    $  16.45    $  14.75    $  12.77
Ratio of earnings to fixed charges:
 Excluding interest on annuities and
   financial products(4)..................        5.5x          8.2x         6.7x         9.8x        6.0x        6.6x        6.9x
 Including interest on annuities and
   financial products(5)..................        2.1x          2.5x         2.4x         2.8x        2.7x        3.2x        3.4x
First year reinsurance premiums assumed...   $   35.5      $   28.6    $    61.3    $    38.2    $   22.6    $   19.3    $   13.6
Capital invested in Administrative
 Reinsurance(SM) transactions(6)..........   $  152.8      $   16.2    $    85.1    $    32.0    $   35.9          --          --
Life insurance in force (7)...............       N.A.          N.A.    $ 148,986    $ 116,012    $ 91,283    $ 81,213    $ 79,652
Statutory capital and surplus (7).........   $  327.3      $  277.3    $   210.5    $   209.3    $  208.2    $  193.8    $  187.4

---------------
N.A. -- Not Available.

(1) Diluted earnings per share have been calculated in accordance with Financial Accounting Standards Board Statement No. 128, Earnings Per Share ("SFAS 128"). Basic earnings per share in accordance with SFAS 128 for the six months ended June 30, 1998 and 1997 were $2.02 and $1.63, respectively, and for the years ended 1997, 1996, 1995, 1994 and 1993 were $3.64, $3.97,
    $2.32, $2.21 and $2.53, respectively. The adoption of SFAS 128 did not result in the restatement of previously reported earnings per share, as diluted earnings per share calculated in accordance with SFAS 128 results in the same per share amounts as previously reported by the Company.

(2) Return on shareholders' equity, as adjusted, is calculated by dividing net income (excluding realized investment gains and extraordinary charge) by average shareholders' equity for the period (which is the simple average of beginning and end of period shareholders' equity excluding unrealized investment gains or losses).

(3) Book value per share is calculated by dividing end of period shareholders' equity (excluding unrealized investment gains and losses) by end of period common shares outstanding.

(4) For purposes of determining this ratio, earnings consist of income before federal income taxes and extraordinary charge (1995), plus fixed charges. Fixed charges consist of interest expense on debt, distributions on capital securities and the portion of operating leases that are representative of the interest factor.

(5) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(6) Capital invested in Administrative Reinsurance transactions represents the sum of the consideration paid for life insurance in force acquired and the related capital to support the business.

(7) Amounts have been derived from the Annual Statements of the Company's insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices. For purposes of this presentation, the capital and surplus are defined as statutory capital and surplus of Life Reassurance only, as its capital and surplus materially reflect that of the Company's insurance subsidiaries, plus the Asset Valuation Reserve and the Interest Maintenance Reserve of Life Reassurance and REALIC.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to holders of Common Stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting to be held at 2:00 p.m., eastern time, on November 23, 1998, at the offices of Life Re Corporation, 969 High Ridge Road, Stamford, Connecticut 06905, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying Notice and Proxy Card are first being mailed to holders of Common Stock entitled to notice of, and to vote at, the Special Meeting, on or about October 26, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. The Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger -- Background of the Merger" and "The Company's Reasons for the Merger -- Recommendation of the Board of Directors."

     STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

RECORD DATE; VOTING AT THE SPECIAL MEETING

     October 23, 1998 has been fixed as the Record Date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on October 19, 1998, the most recent practicable date prior to the date of this Proxy Statement, there were 17,286,529 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 4,000 stockholders of record.

     Stockholders of record on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of stockholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting.

     Holders of Common Stock on the Record Date who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under the DGCL in connection with the Merger. Stockholders of the Company who vote in favor of approving and adopting the Merger Agreement, however, will thereby waive their appraisal rights. See "The Merger -- Appraisal Rights."

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will be counted as votes "AGAINST" the proposal to approve and adopt the Merger Agreement.

     The Board is not aware of any matters other than those set forth in the Notice of Special Meeting of Stockholders transmitted with this Proxy Statement that may be brought before the Special Meeting, and under the Company's Bylaws only business within the purposes described in such Notice may be transacted at the Special Meeting. If any other procedural matters properly come before the Special Meeting, the persons named in the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board.

PROXIES; REVOCATION OF PROXIES

     All shares of Common Stock which are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger Agreement and in the discretion of the proxyholder as to any other matter which may properly come before the Special Meeting. If necessary, the proxyholder may vote in favor of a proposal to adjourn or postpone the Special Meeting in order to permit further solicitations of proxies in the event a quorum is not obtained, or if fewer shares of Common Stock than the number required therefor are voted in favor of approval and adoption of the Merger Agreement. However, no proxyholder will vote any proxies voted against approval of the Merger Agreement for a proposal to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies.

     The required vote of the stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock as of the Record Date. Therefore, the failure to submit a Proxy Card (or to vote in person at the Special Meeting), the abstention from voting by a stockholder and broker non-votes will have the same effect as a vote "AGAINST" the approval and adoption of the Merger Agreement.

     A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the Special Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting, or (iii) attending the Special Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: Life Re Corporation, 969 High Ridge Road, Stamford, Connecticut 06905, Attention: Secretary.

     If a quorum is not obtained, or if fewer shares of Common Stock than the number required therefor are voted in favor of approval and adoption of the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn. In the absence of a quorum, the Special Meeting may be adjourned from time to time by the holders of a majority of the shares represented at the Special Meeting in person or by proxy, except that no proxyholder will vote any proxies voted against approval of the Merger Agreement in favor of any proposal to adjourn or postpone the Special Meeting.

     The obligations of the Company and Swiss Re to consummate the Merger are subject to, among other things, the condition that the stockholders of the Company, by the requisite vote thereof, approve and adopt the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

     STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. SEE "THE MERGER AGREEMENT -- THE MERGER -- EXCHANGE OF CERTIFICATES."

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies in the accompanying form from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram, or in person. In addition, the Company has retained Georgeson & Co., at an estimated cost of $6,000, plus reimbursement of expenses, to assist the Company in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In August 1997, the Company received an unsolicited inquiry from a third party interested in potentially acquiring the Company. Subsequently, in August 1997, the Company engaged Goldman Sachs to serve as its financial advisor and to assist in its evaluation of strategic alternatives. Additionally, from August 1997 through December 1997, the Company and/or Goldman Sachs spoke with six other parties, including Swiss Re, in order to ascertain whether such parties would be prepared to make offers to acquire the Company. By December 1997, none of the foregoing third parties initiated merger discussions or made a formal offer to acquire the Company.

     On March 27, 1998, Mr. Jeff Hart, Chairman and CEO of Swiss Re Life and Health, North America contacted Mr. Rodney A. Hawes, Jr., Chairman of the Board and Chief Executive Officer of the Company, and suggested that Swiss Re might have an interest in the Company, the first contact since Swiss Re's indication of no interest in November 1997. The Company did not solicit indications of interest from other third parties after the contact by Mr. Hart on March 27, 1998. From April 1998 through June 1998, Swiss Re had preliminary discussions with the Company in order to understand more about the Company's business and to determine if it had an interest in potentially pursuing an acquisition transaction. On May 13, 1998, at a regularly scheduled Board meeting, Mr. Hawes informed the Board of these discussions, and on June 25, 1998, Mr. John Coomber, Divisional Chief Executive Officer of Swiss Re Life and Health contacted Mr. Hawes by phone and stated that Swiss Re had determined that it was interested in initiating formal merger discussions.

     Subsequently, on July 1, 1998, Messrs. Hawes, Dubois, Beisenherz and Stroup met in Switzerland with Mr. Walter Kielholz, Chief Executive Officer of Swiss Re, Mr. Coomber and several other senior officers of Swiss Re to discuss the potential acquisition transaction. At the meeting, representatives of Swiss Re discussed the history of Swiss Re and its current financial position and reiterated their interest in the Company. The participants established a timetable for Swiss Re's due diligence review of the Company and the need for a Confidentiality Agreement. In addition, representatives of Swiss Re indicated that it was fundamental to a successful combination that certain members of the Company's senior management remain employees after the Merger.

     On July 8, 1998, Swiss Re executed a Confidentiality Agreement with the Company and commenced its due diligence review of the Company. Additionally, beginning on July 21, 1998, legal advisors and management of both the Company and Swiss Re commenced negotiation of a draft merger agreement.

     On July 23, 1998, Mr. Dubois met with Mr. Kielholz in Zurich, Switzerland. Messrs. Dubois and Kielholz discussed the synergies that might be realized with the Merger, the steps needed for a successful transition after the Merger, and the commitment of certain members of the Company's senior management to remain with the Company after the Merger.

     On July 24, 1998, Mr. Coomber, John Fitzpatrick and John Hendrickson of Swiss Re met with Messrs. Hawes and Dubois of the Company in order to make a formal offer to acquire the Company. After receiving an initial offer from Swiss Re of $92.00 per share of Common Stock, Messrs. Hawes and Dubois responded that they believed the offer was insufficient. After discussions among Messrs. Coomber, Fitzpatrick and Hendrickson, Swiss Re presented a revised offer to acquire the Company. Messrs. Hawes and Dubois consulted Mr. Schair and representatives of Goldman Sachs regarding the terms of the revised offer and decided to present the revised offer to the Company's Board of Directors. The revised offer consisted of a formal offer to acquire the Company for the Merger Consideration and on the other terms set forth in the most recent form of draft merger agreement, including the proposal that certain members of the Company's senior management enter into employment agreements and continue to work for the Company after the Merger (the "Swiss Re Proposal"). See "The Merger -- Interests of Certain Persons in the Merger."

     The Board met on July 25, 1998, with its financial and legal advisors and received presentations about, and discussed the Swiss Re Proposal. Additionally, later that day, Ms. Carolyn K. McCandless, Dr. K. Fred Skousen and Mr. T. Bowring Woodbury, II, the independent directors of the Board met separately with the Company's financial and legal advisors to discuss the Swiss Re Proposal, including the requirement that certain members of the Company's senior management agree to enter into employment agreements and continue to work for the Company after the Merger.

     The Board met again on the morning of July 27, 1998, regarding the final terms of the Swiss Re Proposal, including the employment agreements referred to above. After questions by the Board to its management and its financial and legal advisors and further discussions, the Board determined that the Swiss Re Proposal, as set forth in the Merger Agreement, was advisable and in the best interest of the Company and its stockholders. The members of the Board then voted unanimously to approve the Merger Agreement and the transactions contemplated therein.

     Shortly following the conclusion of the Board meeting, the Company and Swiss Re executed the Merger Agreement and issued a press release announcing the Merger. For a description of the reasons the Company decided to engage in the Merger at this time, see "The Company's Reasons for the Merger; Recommendation of the Board of Directors."

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board has determined that the Merger is fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement. Accordingly, the Board recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement.

     In reaching its determination that the Merger is fair to and in the best interests of the Company and its stockholders, the Board considered a number of factors, including, without limitation, the following:

          (i) The premium of the Merger Consideration to the historical market prices for the Common Stock, including the fact that the Merger Consideration represents a premium in excess of 29% over the $73 5/8 per share closing sales price of the Common Stock on June 18, 1998, the trading day preceding the date on which the merger of Berkshire Hathaway Inc. and General Re Corporation was announced which management believes had an industry-wide impact on the price of selected reinsurance companies, and a premium of 6.7% over the $89 per share closing sales price per share of the Common Stock on July 24, 1998, the last trading date prior to the public announcement of the execution of the Merger Agreement. See "Selected Financial Data -- Market Prices of Common Stock."

          (ii) The Company had previous discussions with other parties which did not result in formal proposals.

          (iii) The consummation of the Merger, which will be financed in the form of contributions by Swiss Re and its subsidiaries of internally generated funds to Sub, is not subject to a financing condition.

          (iv) The written opinion of Goldman Sachs to the effect that, as of the date of such opinion and based upon and subject to certain assumptions, matters considered and limitations stated therein, the Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. See "The Merger -- Opinion of the Company's Financial Advisor."

          (v) The current and prospective environment in which the Company operates, including economic conditions and the competitive environment for reinsurance businesses and Administrative Reinsurance generally. Specifically, since there is increasing competition in both the traditional life reinsurance and Administrative Reinsurance businesses due to an increase in the number of new entrants into these markets, combining with Swiss Re in the Merger will give the Company access to a broader client base.

          (vi) The Board's view that the terms of the Merger Agreement, as reviewed by the Board with its legal and financial advisors, are advisable and fair to the Company and its stockholders and provide the

     Company and its stockholders with the flexibility, under certain circumstances to accept a Superior Proposal and terminate the Merger Agreement upon the payment of a termination fee to Swiss Re. See "The Merger Agreement -- Certain Covenants -- No Solicitation" and
     "-- Termination -- Procedure for and Effect of Termination".

          (vii) The Board's knowledge of the business, operations, properties, assets, financial condition and operating results of the Company. Specifically, in order to achieve future growth in its business and operations, the Company would need significant amounts of new capital which could more easily be provided by Swiss Re than the Company could raise on its own in the public markets. Moreover, future growth in the Company's business and operating results depends, in part, on increasing the Company's Administrative Reinsurance business; access to Swiss Re's clients should enhance the Company's ability to achieve such future growth.

     The Board also recognized that certain members of the Board and executive officers of the Company might have interests in the Merger which are different from the Company's other stockholders. See "Interests of Certain Persons in the Merger." The foregoing discussion of the information and factors discussed by the Board is not meant to be exhaustive but includes all material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders. As a result of its consideration of the foregoing and other relevant considerations, the Board determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The Company has been informed by Swiss Re that the purpose of the Merger is to enable Swiss Re to acquire the entire equity interest in the Company. Following the Merger, it is expected that the Company's businesses and operations will be integrated with the businesses and operations of Swiss Re and its affiliates.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  Opinion of Goldman Sachs

     On July 25, 1998, Goldman Sachs delivered its oral opinion to the Board that as of the date of such opinion, the Merger Consideration to be received by holders of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated July 27, 1998.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED JULY 27, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE OPINION OF GOLDMAN SACHS REFERRED TO HEREIN DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTION. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1997;
(iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain other communications from the Company to its stockholders; and (v) certain internal financial analyses and forecasts for the Company prepared by management. Goldman Sachs also held discussions with members of the senior management of the Company regarding past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the life insurance and reinsurance industries and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs' employees are not actuaries and Goldman Sachs' services did not include any actuarial determinations or an at tempt to evaluate actuarial assumptions. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Board in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any stockholder should vote with respect to such transaction.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Board on July 25, 1998. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Annex B.

          (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Common Stock and analyzed the $95.00 per share of Common Stock offered pursuant to the Merger Agreement in relation to the price of such Common Stock on the dates and in the time periods referenced below. Such analysis indicated that from July 24, 1997 to July 24, 1998, the closing market price ranged from a low of $49.75 to a high of $89.00. Furthermore, the analysis showed that the $95.00 per share of Common Stock offered pursuant to the Merger Agreement represented a 6.7% premium to the closing market price on July 24, 1998; a 28.3% premium to the closing market price on June 19, 1998; a 30.7% premium to the closing market price on June 1, 1998; and a 12.8% premium to the average closing market price on the NYSE as reported by Bloomberg from July 1, 1998 to July 24, 1998.

          In addition, Goldman Sachs reviewed the historical trading prices for the Common Stock and the relationship between such Common Stock and movements in (i) the S&P 500, (ii) trading prices for the common stock of Reinsurance Group of America Inc. ("RGA") and (iii) a composite index of selected companies in the life insurance industry (the "Life Insurance Composite"). The Life Insurance Composite was composed of the following companies: American General Corporation, The Equitable Companies Incorporated, Jefferson-Pilot Corporation, Lincoln National Corporation, Protective Life Corporation, Reliastar Finance Corp. and Transamerica Corporation. For the period beginning July 23, 1997 and ending July 23, 1998, the trading price of the Common Stock outperformed the S&P 500, RGA and the Life Insurance Composite.

          (ii) Comparison of Selected Companies. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for eight publicly-traded corporations: RGA, American General Corporation, The Equitable Companies Incorporated, Lincoln National Corporation, Transamerica Corporation, Jefferson-Pilot Corporation, Protective Life Corporation and Reliastar Finance Corp. (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies in the life insurance or life reinsurance industry and for purposes of analysis may be considered similar to the Company. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios for the Company were based on historical and projected financial information provided by the Company's management and the multiples for each of the Selected Companies were based on the most recent publicly available information. Furthermore, using such financial information as provided by management, the multiples for the Company were calculated (i) assuming a price of $89.00 per share (the closing price of the Common Stock on the NYSE on July 24, 1998) (the "Market Price Case") and (ii) assuming the price of $95.00 per share of Common Stock to be received in connection with the Merger, the exercise of all Options and the present value of the Contracts under the Units (the "Merger Price Case"). This analysis showed, among other things, that the price/earnings per share ("PE") ratio or the consideration/earnings ratio, as the case may be, (i) using estimated 1998 earnings, ranged from a low of 17.2x to a high of 21.9x (with a median of 18.2x) for the Selected Companies and, for the Company, was 22.8x in the Market Price Case, as compared to 27.2x in the Merger Price Case and (ii) using estimated 1999 earnings, ranged from a low of 14.4x to a high of 19.1x (with a median of 15.9x) for the Selected Companies and, for the Company, was 18.1x in the Market Price Case, as compared to 20.2x in the Merger Price Case. The analysis also showed that the purchase price as a multiple of book value at March 31, 1998, excluding the impact of FAS-115, ranged from a low of 2.1x to a high of 3.9x (with a median of 2.7x) for the Selected Companies and, for the Company, was 2.8x in the Market Price Case, as compared to 3.3x in the Merger Price Case. Earnings estimates for the Selected Companies in the foregoing analyses were based on latest median earnings estimates from Institutional Brokers Estimates System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

          (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis for the Common Stock on a stand-alone basis through December 31, 2002. The analysis was performed using three different earnings per share ("EPS") estimates from 1998 through 2003 (as provided by management) representing compound annual growth rates ("CAGR") as follows:
     (a) an EPS CAGR of 17.3% (the "Base Case"), (b) an EPS CAGR of 19.5% (the "Aggressive Case"), and (c) an EPS CAGR of 11.3% (the "Conservative Case"). Goldman Sachs calculated the net present value of dividends from the second quarter of 1998 to 2002, using management's EPS estimates, a constant dividend payout ratio of 15% of net income, and discount rates of 12.5%, 15.0% and 17.5%. Goldman Sachs calculated terminal values based on PE multiples ranging from 14x estimated 2003 EPS to 20x estimated 2003 EPS and then discounted these terminal values using discount rates of 12.5%, 15.0% and 17.5%. This analysis showed that the implied share values ranged from
     (i) a low of $62 to a high of $105 in the Base Case, (ii) a low of $68 to a high of $116 in the Aggressive Case and (iii) a low of $48 to a high of $81 in the Conservative Case.

          (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions since 1993 in the life insurance industry (the "Life Insurance Transactions") and selected transactions since 1989 in the direct reinsurance industry (the "Direct Reinsurer Transactions") and the broker reinsurance industry (the "Broker Reinsurer Transactions"). Such analysis indicated that the purchase price as a multiple of latest twelve months ("LTM") net income at March 31, 1998, ranged from (i) a low of 7.9x to a high of 37.4x, with a mean of 15.8x and a median of 14.8x, for the Life Insurance Transactions, (ii) a low of 9.5x to a high of 22.7x, with a mean of 16.9x and a median of 19.0x, for the Direct Reinsurer Transactions, and (iii) a low of 1.9x to a high of 25.4x, with a mean of 10.8x and a median of 9.2x, for the Broker Reinsurer Transactions, as compared to 35.8x with respect to the Merger Price Case. The purchase price as a multiple of tangible GAAP book value at March 31, 1998, ranged from (i) a low of 0.5x to a high of 7.4x, with a mean of 2.0x and a median of 1.5x, for the Life Insurance Transactions, (ii) a low of 1.3x to a high of 3.9x, with a mean of 2.5x and a median of 2.7x, for the Direct Reinsurer Transactions, and (iii) a low of 0.8x to a high of 1.6x, with a mean of 1.1x and a median of 1.0x, for the Broker Reinsurer Transactions, as compared to 3.3x with respect to the Merger Price Case. The analysis also showed that the purchase price as a multiple of statutory book value at March 31, 1998, ranged from (i) a low of 1.1x to a high of 9.8x, with a mean of 3.3x and a median of 2.7x, for the Life Insurance Transactions, (ii) a low of 1.7x to a high of 3.5x, with a mean of 2.5x and a median of 2.1x, for the Direct Reinsurer Transactions, and (iii) a low of 0.7x to a high of 2.5x, with a mean of 1.2x and a median of 1.1x, for the Broker Reinsurer Transactions, as compared to 3.4x with respect to the Merger Price Case.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Board as to the fairness from a financial point of view of the Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Company selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with the Company, having acted as its lead manager and underwriter in connection with the March 1998 concurrent offerings of Units and Common Stock to the public, and having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the Merger Agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of the Company or Swiss Re for its own account and for the account of customers.

     Pursuant to a letter agreement dated August 18, 1997 (the "Engagement Letter"), the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, the Company has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee equal to 0.85% of the aggregate consideration paid in the Merger (approximately $17 million). The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board with respect to the Merger, stockholders of the Company should be aware that the directors and executive officers of the Company have certain interests in the Merger that may be substantial or in addition to the interests of stockholders of the Company generally. The Board was aware of these interests and considered them, among other factors, in approving the Merger Agreement. These interests are summarized below.

     Interests in Common Stock and Options. As of July 31, 1998, the executive officers and directors of the Company owned an aggregate of 1,495,469 shares of Common Stock (excluding shares held by trusts established by Messrs. Hawes and Schair). Assuming the Merger Consideration equals $95.00 per share and does not include any "per diem" consideration, the aggregate consideration which would be received in the Merger by the executive officers and directors of the Company in respect of such shares would be $142,069,555.

     In addition, as of July 31, 1998, the executive officers and directors of the Company had present and future rights to acquire 2,052,500 shares of Common Stock upon the exercise of Options (as defined herein) granted to such executive officers and directors pursuant to the Company's stock option plans. Pursuant to the Company's stock option plans and agreements thereunder, at the Effective Time all Options become fully vested. Pursuant to the Merger Agreement and subject to the consent of the holder of each Option, the holder will receive as soon as practicable after the Effective Time, in settlement and cancellation of such Option, a check in the amount of the product of (i) the excess of the Merger Consideration per share of Common Stock over the exercise price (per share of Common Stock) of such Option, multiplied by (ii) the number of shares of Common Stock covered by such Option. Assuming the Merger Consideration equals $95.00 per share and does not include any "per diem" consideration, the cash which would be received by the executive officers and directors of the Company upon consummation of the Merger pursuant to the foregoing formula would be approximately $123,260,250.

     Existing Employment and Severance Agreements. In 1995 and 1996, the Company entered into a severance agreement with Mr. Beisenherz and employment agreements with its other executive officers. As described in the next section ("New Employment Agreements"), the agreements with Messrs. Dubois, Stroup, Wilson and Beisenherz have been superseded by employment agreements entered into as of July 27, 1998, which become effective as of the Effective Time of the Merger.

     However, the employment agreements with Messrs. Hawes and Schair (as made in 1995 and amended in 1996, the "1995 Agreements") have not been superseded and automatically renew for successive three-year terms. Each 1995 Agreement provides that the executive may elect to either (i) terminate his employment with the Company following a Change in Control (defined to include stockholder approval of the Merger Agreement) or (ii) continue his employment with the Company. The executive's election to terminate his employment must be made within the thirty days immediately following a "Triggering Event" (as defined in the 1995 Agreements) which will be the date of the mailing of this Proxy Statement to the Company's stockholders. If either Mr. Hawes or Mr. Schair elects to terminate his employment with the Company following the Change in Control, the Company will pay the executive (i) cash equal to two times the sum of (x) the executive's annual base salary at the date of termination and (y) the executive's highest aggregate incentive award paid in any one year based on the aggregate incentive awards paid during any one of the three bonus periods immediately preceding termination, (ii) benefits and service credit for benefits for three years after the date of termination and (iii) legal fees or other expenses, if any, due under the 1995 Agreements.

     If either Mr. Hawes or Mr. Schair elects to continue his employment with the Company, each 1995 Agreement provides that after a Change in Control (i) the salary and annual bonus of the executive will not be reduced, (ii) the regular increases in salary and bonus occurring before the Change in Control will not be reduced, and (iii) grants of Options to purchase Common Stock will be made on the same terms and conditions as Options granted prior to the Change in Control and the number of Options granted shall not be reduced.

     If any payments or distributions to the executive (whether pursuant to the 1995 Agreements or otherwise) are subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company will pay the executive an additional payment so that the net amount retained by the executive, after deduction of the Excise Tax and all income taxes and Excise Tax on such additional payment, will be the same as if the Excise Tax had not been imposed. The aggregate amounts which will be payable to Messrs. Hawes and Schair pursuant to their 1995 Agreements upon their anticipated election to terminate their employment within thirty days following a Triggering Event related to the Merger in accordance with their respective 1995 Agreements (other than amounts with respect to the Excise Tax) are estimated to be $4,496,000 for Mr. Hawes and $4,430,000 for Mr. Schair.

     New Employment Agreements. The Company has entered into new employment agreements with Messrs. Dubois, Stroup, Wilson and Beisenherz (the "Executives") as of July 27, 1998 (the "1998 Agreements"). The 1998 Agreements will supersede the Executives' existing employment agreements (or severance agreement in the case of Mr. Beisenherz). Swiss Re has agreed in the Merger Agreement to cause the Company (as the Surviving Corporation) and its subsidiaries to honor the 1998 Agreements. The "Term" of the 1998 Agreements will begin on the Effective Date of the proposed Merger and terminate on December 31, 2001.

     Each 1998 Agreement provides that the Executive's annual base salary will be increased as of January 1, 1999 (to $800,000 for Mr. Dubois and $400,000 for each of the other Executives), will be reviewed annually, and will not be reduced. Each Executive is eligible for an annual Performance Bonus to be calculated with respect to the increase in "Operational Embedded Value" (as defined in the 1998 Agreements) of the Administrative Reinsurance business of the Company and its subsidiaries. If the "Management Target" (as defined in the 1998 Agreements) is attained for a given year, the amount of the Performance Bonus for each Executive will be as follows: for 1999, $1.125 million; for 2000, $1.4 million; and, for 2001, $1.68 million. If the Management Target for a given year is at least 50% attained, but not fully attained, the Performance

Bonus will be reduced ratably. If less than 50% of the Management Target is attained for a given year, no Performance Bonus will be paid for that year. If the Management Target for a given year is exceeded, the Executive's Performance Bonus will be increased ratably, up to the following maximum amounts: for 1999, $4.5 million; for 2000, $5.6 million; and for 2001, $6.72 million. The Executive also is eligible for a discretionary annual bonus reflecting group, division, Company and individual performance in a maximum amount equal to a percentage of annual base salary (100% as to Mr. Dubois and 83.33% as to the other executives). Further, the Executive is eligible to receive annually a Special Bonus. If the Management Target is attained for any year during the Term, the Executive will receive a Special Bonus (equal to $4 million for Mr. Dubois and $1,333,400 for each of the other Executives), which will be reduced pro rata if the Management Target is not attained. If the Management Target for a given year is exceeded, the Executive's Special Bonus will be increased ratably, up to a maximum (of $8 million for Mr. Dubois and $2,666,800 for each of the other Executives) for attainment of 200% or more of the Management Target.

     On the Effective Date, the Executive will be granted a number of restricted shares of Swiss Re common stock determined by dividing a certain amount ($8 million as to Mr. Dubois and $4 million as to each of the other Executives, as such amounts may be adjusted by the respective Executive and the Company in good faith) by the closing price per share of the Swiss Re common stock on the Effective Date. The restrictions on such shares will lapse on December 31, 2001, unless the Executive's employment is terminated earlier by the Company for "Cause" (as defined in the 1998 Agreement) or by the Executive without "Good Reason" (as defined in the 1998 Agreement). Either such termination will result in forfeiture of all such shares. If the Executive's employment is terminated before December 31, 2001, by the Company without "Cause", by the Executive with "Good Reason", by the Executive's death or by the Executive's "Disability" (as defined in the 1998 Agreement), all restrictions on such shares lapse and they become vested.

     The Executive will be eligible to receive discretionary annual stock option grants (with exercise prices equal to the fair market value of the underlying shares). Each annual grant is expected to cover shares having an aggregate fair market value equal to the then-current amount of the Executive's annual base salary. If the Executive's employment is terminated by the Company without "Cause", by the Executive with "Good Reason", by the Executive's death or by the Executive's "Disability", all stock options so granted will immediately vest and become exercisable. The stock option grants will otherwise be subject to the terms of the stock option plan of Holding.

     The Executive will be eligible to participate in employee benefit plans made available to other senior executives of the Company which shall be, in the aggregate, substantially comparable to the plans (other than the Long-Term Incentive Plan and stock option plans) in which the Executive participated immediately prior to the Effective Date. The Executive will be entitled to perquisites and fringe benefit at least equal to those to which he was entitled on July 27, 1998.

     If the Executive's employment is terminated during the Term by the Company without "Cause", by the Executive with "Good Reason", by the Executive's death or by the Executive's "Disability", the Company will pay the Executive (i) with respect to any complete calendar year remaining in the Term, an amount equal to 50% of the Special Bonus that was or would have been payable upon attainment of 100% of the Management Target for 1999 (the "Termination Bonus Payment"); and
(ii) with respect to a calendar year in which termination occurs before July 1, an amount equal to the Termination Bonus Payment, or (iii) with respect to a calendar year in which termination occurs after July 1, an amount equal to the sum of (x) a pro rata portion of the Special Bonus (based on actual attainment relative to the Management Target during the entirety of such year) for the period from January 1 through the date of termination, and (y) a pro rata portion of the Termination Bonus for the period from the date of termination through December 31. The Company will pay reasonable attorney's fees and expenses and court costs incurred by the Executive as a result of the Company's failure to perform any provision of the 1998 Agreements.

     If the Executive's employment is terminated by death, the Company will pay health insurance benefits for all the Executive's dependents for one year.

     If any payments or distributions to the Executive (whether pursuant to the 1998 Agreement or otherwise) are subject to the Excise Tax, the Company will pay the Executive an additional payment so that the net amount retained by the Executive, after deduction of the Excise Tax and all income taxes and Excise Tax on such additional payment, will be the same as if the Excise Tax had not been imposed.

     If the Company defaults on its obligation to pay certain amounts to the Executive (and fails to cure the default within thirty days after notice), the Company is required to pay the Executive a lump sum amount actuarially equivalent to future payments otherwise payable under the 1998 Agreements, as well as all past due payments. The Company indemnifies the Executive to the full extent permitted by law for amounts connected with any action relating to performance of the Executive's services. The Company will maintain a directors' and officers' liability insurance policy, using its best efforts to provide substantially similar protection to the protection provided by the policy in effect on July 27, 1998.

     The Executive agrees that he will not disclose confidential information or trade secrets of the Company at any time and that, during the Term and for a period of one year thereafter, he will not engage in competition with the Company in the business of reinsuring life insurance risks or solicit any Company employee to leave such employment.

     Any controversy related to the 1998 Agreements will be settled by binding arbitration in Stamford, Connecticut.

     Supplemental Retirement Plan. Certain of the executive officers participate in the Company's Supplemental Executive Retirement Plan which provides a supplemental retirement benefit which generally becomes payable upon the later of the participant's termination of employment or the participant's 62nd birthday. The monthly benefit is equal to 2.5 percent of the participant's Average Monthly Compensation (as defined in the plan) multiplied by the participant's years of service (up to a maximum of 30 years), subject to offsets calculated with respect to the participant's defined benefit from a tax-qualified plan and the participant's Social Security Retirement Benefit. Upon a Change in Control (defined to include stockholder approval of the Merger Agreement), the participant is credited with five additional years of service and fully vested in the recalculated benefit. Payment of the recalculated benefit begins on the Change in Control and the participant is entitled to elect any of the optional forms of payment provided in the plan, including payment in one lump-sum. The aggregate present value of the additional benefit attributable to crediting five additional years of service for each executive officer participant is estimated at $2,100,000.

     Long-Term Incentive Plan. The executive officers participate in the Company's Long-Term Incentive Plan and related arrangements which provide for the payment of certain awards in connection with a merger of the Company as soon as practicable after the merger. The Merger Agreement provides that, subject to any agreement executed prior to the Closing, such awards will be paid at the Closing. The aggregate amount of such awards is estimated at $48,500,000.

     Annual Incentive Plan. The executive officers participate in the Company's Annual Incentive Plan and related arrangements, which provides that, if a participant's employment terminates or a participant's title, position or duties are reduced within twelve months after a Change in Control (defined to include stockholder approval of the Merger Agreement), the participant will receive a payment equal to the annual incentive award earned by the participant for the Plan Year immediately preceding the Plan Year in which the Change in Control occurred, multiplied by a fraction having a numerator equal to the number of months subsequent to the Change in Control and a denominator of twelve. The aggregate awards earned by executive officer participants for the Plan Year which ended December 31, 1997 amounted to $3,900,000.

     Indemnification.  As more fully described under "The Merger
Agreement -- Indemnification of Officers and Directors," the Merger Agreement provides for the indemnification by the Surviving Corporation of officers and directors of the Company with respect to any claim, liability, loss, damage, cost or expense, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, to the full extent a corporation is permitted under the DGCL to indemnify its officers and directors.

FINANCING THE MERGER

     Swiss Re and its subsidiaries will contribute internally generated funds to Sub in amounts sufficient to pay the total amount (the "Required Funding") required to pay the Merger Consideration to the Company's stockholders and Option holders and pay estimated fees, expenses and other transaction costs of Swiss Re and Sub in connection with the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Swiss Re as a "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Swiss Re in connection with the Merger (including the direct costs related to the transaction) will be allocated to the Company's assets and liabilities based upon their estimated fair values, with any excess being allocated to goodwill. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Swiss Re subsequent to the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes certain United States federal income tax consequences relevant to the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This discussion does not address all aspects of federal income taxation (including potential application of the alternative minimum tax) that may be relevant to a particular stockholder based on such holder's particular circumstances and does not address any aspect of state, local or foreign tax laws. This summary generally considers only holders that hold their Common Stock as capital assets (generally, assets held for investment) and may not apply to all stockholders. In particular, the discussion may not apply to stockholders
(i) who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangement with the Company; (ii) who are subject to special tax treatment under the Code (such as broker-dealers, insurance companies tax-exempt organizations, financial institutions, and regulated investment companies); (iii) who hold their Common Stock as part of a "straddle", "hedge", or "conversion transaction", (iv) whose functional currency is not the U.S. dollar, or (v) who perfect their Appraisal Rights.

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the adjusted tax basis of his or her Common Stock and the amount of cash received in exchange therefor in the Merger. Gain or loss should be computed separately for different blocks of Common Stock (Common Stock acquired at the same time and price). Such gain or loss will be capital gain or loss. Under recently adopted amendments to the Code, net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual investor upon a disposition of Common Stock that has been held for more than 12 months at the Effective Time generally will be subject to a maximum tax rate of 20% or, in the case of Common Stock that has been held for 12 months or less at the Effective Time, will be subject to tax at ordinary income tax rates.

     The receipt of cash by a stockholder of the Company pursuant to the Merger may be subject to 31% backup withholding tax unless the stockholder (i) is a corporation or comes within certain other exempt categories or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

     DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS.

REGULATORY FILINGS AND APPROVALS

     The regulatory filings and approvals described below must be made before the Merger can be effected and certain of such approvals may take a significant period of time to obtain. Although the Company and Swiss Re believe that such approvals will be obtained, there can be no assurance that this will be the case or that such approvals will be obtained in a timely manner or that such approvals will not be conditioned temporarily or otherwise encumbered.

     State Insurance Regulatory Approvals. The Company and its subsidiaries are subject to the insurance laws and regulations of Connecticut, Illinois, Texas and Michigan, the domiciliary states of Company subsidiaries, and the laws and regulations of the other states in which Company subsidiaries are licensed to do business. As of the date of the Company's annual report on Form 10-K for the year ended December 31, 1997, the Company was licensed to do business or was an authorized reinsurer in all 50 states, the District of Columbia and Puerto Rico. Reassure America Life Insurance Company ("REALIC"), the Company's subsidiary acquired from Deere & Company in 1995, was licensed to do business in all such locations except for New Hampshire, New York, the District of Columbia and Puerto Rico.

     Antitrust. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period expires or terminates. The Company and Swiss Re made all filings required by the Antitrust Division and the FTC on August 20, 1998, commencing a thirty-day waiting period. The waiting period terminated on September 2, 1998. Although the waiting period has expired under the HSR Act pursuant to early termination, at any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as either of them deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger.

EFFECT OF MERGER ON CORPORATION OBLIGATED, MANDATORILY REDEEMABLE CAPITAL SECURITIES OF
SUBSIDIARY TRUSTS HOLDING SOLELY PARENT DEBENTURES

     8.72% Capital Securities. The Company has outstanding $100 million of 8.72% capital securities of Life Re Capital Trust I ("Trust I"), a subsidiary of the Company (the "8.72% Capital Securities"). Distributions are cumulative and payable in arrears beginning December 15, 1997. The 8.72% Capital Securities have a maturity date of June 15, 2027, and may be redeemed, at the option of the Company, at any time on or after June 15, 2007. Payments on the 8.72% Capital Securities are fully and unconditionally guaranteed by the Company. The 8.72% Capital Securities have an effective interest rate of 8.75%. The assets of Trust I consist of junior subordinated debentures issues by the Company which have terms that parallel the terms of the 8.72% Capital Securities. Upon consummation of the Merger, the 8.72% Capital Securities shall remain outstanding.

     6% Adjustable Conversion-rate Equity Securities. The Company, through Life Re Capital Trust II ("Trust II"), has outstanding 2,070,000 Units. The Units consist of Quarterly Income Preferred Securities ("QUIPS") and a Contract. The QUIPS have a maturity of March 15, 2003, and are subject to a put option by the QUIPS holder on either March 15, 2001, or June 15, 2001. The contract sets March 15, 2001, as the stock purchase date for the settlement of the Contracts.

     In the event of a merger of the Company (such as the proposed merger), the Units provide that the holders thereof will be entitled to receive upon settlement of the Contracts on the stock purchase date the consideration paid to the stockholders in the merger, in lieu of the Common Stock otherwise issuable upon settlement of the Contracts. Assuming the Merger Consideration is $95 per share, the aggregate payment to Units holders (net of the amount paid by Units holders to the Company under the Contracts) will be approximately $24,600,000, which will come from funds available internally to the Company.

CERTAIN CONSEQUENCES OF THE MERGER

     As a result of the merger, Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Swiss Re. Following consummation of the Merger, the Common Stock will be delisted from the NYSE, deregistered under the Exchange Act and will no longer be publicly traded.

     Since the Units are registered under the Exchange Act and listed on the NYSE, the Company will continue to be subject to the informational requirements of the Exchange Act following the consummation of the Merger so long as the Units remain outstanding.

APPRAISAL RIGHTS

     Under the DGCL, any stockholder who does not wish to accept the Merger Consideration has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for the shares of Common Stock, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

     Holders of record of Common Stock who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under Section 262 of the DGCL, holders of shares of Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

     This Proxy Statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure timely and properly to comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights (a) must not vote in favor of the Merger Agreement and (b) must deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Appraisal Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. This demand must reasonably inform the Company of the identity of the stockholder and of the stockholder's intent thereby to demand appraisal of his or her shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such Appraisal Shares until the consummation of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares in brokerage accounts or other nominee forms and those who wish to exercise Appraisal Rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO LIFE RE CORPORATION AT 969 HIGH RIDGE ROAD, STAMFORD, CONNECTICUT 06905: ATTENTION:
SECRETARY.

     Within ten days after the consummation of the Merger, the Company will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the Merger Agreement of the date the Merger became effective.

     Within 120 days after the consummation of the Merger, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262 of the DGCL.

     Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by the Company.

     If a petition for an appraisal is filed timely, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any stockholder who properly demands appraisal of his or her Appraisal Shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to the Company a written withdrawal of his or her demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of the Company.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the consideration receivable with respect to his or her Appraisal Shares in accordance with the Merger Agreement).

                             CERTAIN LEGAL MATTERS

     A complaint regarding the proposed Merger was filed in the Delaware Court of Chancery on July 27, 1998. The complaint, purportedly filed by the named plaintiff on behalf of all holders of Common Stock other than defendants, names the Company and its directors as defendants. It alleges that the directors breached their fiduciary duties by entering into the proposed Merger on terms that are claimed to be unfair and inadequate. Plaintiff seeks to enjoin consummation of the Merger or, alternatively, damages. The Company intends to defend the plaintiff's claims vigorously.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Such summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All capitalized terms used herein and not defined are used as defined in the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully and in its entirety.

THE MERGER

     In General. The Merger Agreement provides, among other things that, following the Stockholder Approval and the satisfaction or waiver of the other conditions to the Merger, subject to the right of Swiss Re to delay the Closing described below, Sub will be merged with and into the Company, the separate existence of Sub will cease and the Company will be the Surviving Corporation. Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Swiss Re and Holding. As a result of the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Sub will vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company will become the obligations, duties, debts and liabilities of the Surviving Corporation.

     Effective Time. The Merger Agreement provides that the Closing shall take place as soon as practicable but in no event later than 10:00 a.m. eastern time on the second business day after the satisfaction or waiver of all conditions to the Merger. Notwithstanding the foregoing, Swiss Re, upon giving notice to the Company, has the right to delay the Closing, even if all conditions are otherwise satisfied or waived, until a business day not later than January 8, 1999. At the Closing, the Sub will file a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware, and the Merger will become effective upon such filing or at such other time as is specified in the Certificate of Merger.

     Option Plans. At the Effective Time, (i) all options ("Options") outstanding under the Company's 1992 Stock Option Plan, as amended, or 1993 Non-Employee Directors Stock Option Plan, as amended, will become fully exercisable and vested, (ii) subject to the consent of the holder, each Option will be cancelled and (iii) in consideration of such cancellation and surrender of the Option agreement, as soon as practicable after the Effective Time the holder of each cancelled Option will be entitled to receive a check in an amount equal to the product of (A) the excess of the Merger Consideration over the exercise price of the Option and (B) the number of shares subject to such Option.

     Conversion of Securities. At the Effective Time, (a) each outstanding share of Common Stock (other than shares held by the Company or any direct or indirect wholly owned subsidiary of the Company, shares held by Swiss Re or any direct or indirect wholly owned subsidiary of Swiss Re and shares held by the stockholders, if any, who properly exercised their appraisal rights under Delaware law), will be converted into the Merger Consideration, which is the right to receive $95.00 per share, in cash, plus if Swiss Re exercises its right to delay the Closing, then an additional $.0208 per share for each day after the date on which the Closing would have occurred absent the exercise of Swiss Re's right to delay the Closing and (b) each outstanding share of common stock of Sub will be converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation. The shares of Common Stock will no longer be listed or traded on the NYSE and the registration of the Common Stock under the Exchange Act will be terminated. See "The Merger -- Certain Consequences of the Merger."

     Shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL will not be converted into the Merger Consideration, unless and until such holder fails to perfect his right to appraisal and payment under the DGCL, whereupon such shares shall be treated as if they had been converted as of the Effective Time into the Merger Consideration.

     Exchange of Certificates. On or before the Effective Time, Swiss Re shall deposit sufficient cash required to pay the Merger Consideration for all outstanding shares of Common Stock and Company Options with an exchange agent (the "Exchange Agent") selected by mutual agreement of the Company and Swiss Re. As promptly as practicable after the Effective Time, Swiss Re shall instruct the Exchange Agent to mail each holder of a certificate which immediately prior to the Effective Time represented shares of Common Stock or Options a letter of transmittal and instructions for use in effecting the surrender of the certificates or Options in exchange for the Merger Consideration. Upon surrender of the certificate or Option to the Exchange Agent, together with a duly executed letter of transmittal and any other required documents, the holder of such certificate or Option shall receive the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of the certificates or Options. After the Effective Time, holders of certificates or Options will have no right to vote or receive dividends or other distributions with respect to any shares of Common Stock, other than any distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided in the Merger Agreement or by applicable law. Any cash that has been made available to the Exchange Agent and that has not been disbursed to holder of certificates or Options within nine months after the Effective Time will be delivered to Swiss Re and thereafter any stockholders who have not complied with the provisions of the Merger Agreement and the instructions set forth in the letter of transmittal shall look only to Swiss Re for payment of the Merger Consideration. Until surrendered, each certificate or Option will represent only the right to receive the Merger Consideration with respect to the number of shares of Common Stock evidenced by such certificate or Option, without any interest thereon. The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as may be required under the Code. Such withheld amounts shall be treated as having been paid to the holder of the certificate or Option in respect of which such deduction and withholding was made by the Exchange Agent.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company and its subsidiaries, subject to certain exceptions, regarding the Company and its subsidiaries as to, among other things: (i) organization, existence, good standing, corporate power and authority, and qualifications or licensing to do business; (ii) capitalization, including the number of shares of Common Stock, the number of shares of Common Stock issuable upon the exercise of Options, and obligations to issue, transfer, sell or vote in any particular manner any equity or debt instrument; (iii) ownership in other entities including the nature of the Company's ownership of stock in subsidiaries; (iv) the due authorization, valid execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and the validity and enforceability of the Company's obligations with respect thereto; (v) absence of conflict between or contravention by the Merger Agreement and any provision of the certificate of incorporation and bylaws of the Company; (vi) consents and approvals necessary for consummation of the Merger, and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provisions of the Merger Agreement; (vii) government approvals;
(viii) compliance with the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act in connection with documents filed by the Company with the SEC; (ix) financial statements included in Company SEC Filings; (x) financial statements regarding certain insurance subsidiaries; (xi) the absence of undisclosed liabilities; (xii) the absence of certain changes or events that would have a Material Adverse Effect on the Company; (xiii) pending litigation or violation of any law which is reasonably likely to have a Material Adverse Affect; (xiv) certain tax matters; (xv) certain employee benefit plan and ERISA matters; (xvi) information supplied by the Company for this Proxy Statement and the filing hereof with the SEC; (xvii) finders and investment banking fees; (xviii) opinions from financial advisors; (xix) compliance with statutory reserve requirements applicable to the insurance industry; (xx) the absence of collective bargaining agreements; (xxi) customary insurance coverage; (xxii) the absence of beneficial interest of officers, directors and their affiliates in the Company or its subsidiaries; (xxiii) certain intellectual property matters;
(xxiv) the conduct of business by the Company and its subsidiaries in accordance with charter documents, material company agreements and applicable laws; (xxv) matters related to real property owned and leased by the Company and its subsidiaries; (xxvi) compliance with applicable license and permit regulations; (xxvii) environmental matters; and (xxviii) matters related to certain letters of credit of which certain Company subsidiaries are beneficiaries.

     The Merger Agreement also contains various representations and warranties of Swiss Re, Holding and Sub, subject to certain exceptions, with respect to, among other things: (i) due organization, existence, good standing, corporate power and authority, and qualification or licensing to do business; (ii) due authorization and valid execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby, and the validity and enforceability of the obligations arising in connection therewith; (iii) absence of conflict between the Merger Agreement and the certificate of incorporation and bylaws (or equivalent governing instruments) of Swiss Re, Holding and Sub;
(iv) the absence of consents and approvals necessary for consummation of the Merger, and the absence of any violations, breaches or defaults which would result from compliance by Swiss Re, Holding or Sub with any provisions of the Merger Agreement; (v) absence of the necessity for government approvals; (vi) finders and investment banking fees; and (vii) the information supplied by Swiss Re, Holding and Sub for this Proxy Statement and the filing hereof with the SEC.

CERTAIN COVENANTS

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, it will comply with certain covenants regarding, inter alia, the conduct of the business of the Company and its subsidiaries. Among other things, the Company has agreed that, except as contemplated by the Merger Agreement or as approved in writing by Swiss Re, the Company and its subsidiaries will each conduct its business only in the ordinary course consistent with past practice and will use reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and others with which it has business relationships. Without limiting the generality of the foregoing, and except as otherwise provided in the Merger Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Swiss Re: (i) amend or propose to amend its certificate of incorporation or bylaws (or equivalent governing instruments) (other than in connection with mergers between subsidiaries of the Company);
(ii) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class of the Company, other than shares of Common Stock issuable upon exercise of Options outstanding on the date of the Merger Agreement in accordance with the present terms thereof; (iii) split, combine or reclassify any shares of Common Stock or declare, pay or set aside for payment any dividend (other than regularly scheduled dividends on the Common Stock at their current levels) or other distribution in respect of any Common Stock, or redeem, purchase or otherwise acquire any shares of Common Stock; (iv) increase or establish any employee benefit, incentive or welfare plan or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its subsidiaries to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice or as required under any existing employment agreement or other employee benefit, incentive or welfare plan, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries, other than in accordance with existing severance or other employee benefit plans; (v) enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice; (vi) purchase, redeem or otherwise acquire or commit itself to acquire, directly or indirectly, any of the capital stock of the Company or any subsidiary; provided, however, that the foregoing shall not prohibit mergers between the subsidiaries or the performance by the Company of its obligations under the Put Agreement, dated September 30, 1997, between the Company and J. Dix Druce, Jr.; (vii) sell, assign, transfer or convey certain intellectual property rights except that the foregoing shall not prohibit mergers between the subsidiaries; (viii) effect any amendment or supplement to, or extension of, employee benefit and ERISA plans, excluding administrative or similar amendments that do not increase the liability of the Company or any of its subsidiaries under any such plan (other than immaterial adjustments); (ix) pay to or for the benefit of any of its directors, officers or employees any compensation of any kind other than wages, salaries, bonuses and benefits at times and rates in effect prior to December 31, 1997, other than scheduled increases and increases in the ordinary course of business consistent with past practice; (x) make any material change in accounting methods or principles used for financial or regulatory reporting purposes, except for changes which are required of all life insurers or life reinsurance companies; (xi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other means, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof, except that the foregoing shall not prohibit the acquisition of blocks of life insurance in force (whether by reinsurance or stock acquisition) in the ordinary course of business in amounts (calculated with respect to reinsurance, as the ceding commission paid, and calculated with respect to stock acquisitions, as the excess of the purchase price over the adjusted capital and surplus acquired) not to exceed (unless Swiss Re otherwise consents, which consent will not be unreasonably withheld) $50 million in any single transaction or $200 million in the aggregate; (xii) incur or assume any indebtedness for borrowed money except (a) borrowings in the ordinary course of business under that certain Amended and Restated Credit Agreement dated as of November 2, 1995, among the Company and the financial institutions party thereto, as amended to date or (b) reverse repurchase contracts in the ordinary course of business consistent with past practice; or
(xiii) agree, commit or arrange to take any of the actions set forth in (i) through (xii) above.

     Stockholder Approval. Under the Merger Agreement, the Company has agreed to take all action necessary in connection with applicable law to convene the Special Meeting as promptly as practicable after the date of the Merger Agreement to consider and vote upon the Merger Agreement and the transactions contemplated thereby, subject to the rights of the Board. The Company has also covenanted to, through the Board, subject to fiduciary duty and certain other exceptions, recommend that the stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by the Merger Agreement, the Company and Swiss Re shall grant, or cause to be granted, such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated thereby.

     Access to Information. Under the Merger Agreement, prior to the Effective Time the Company will (and will cause of each of its subsidiaries) to afford to Swiss Re and its representatives reasonable access to all of the Company's and its subsidiaries' books and records, and during such period, furnish promptly to Swiss Re: (i) a copy of each report and other document filed or received by it during such period pursuant to the federal securities laws; and (ii) all other information concerning the business, properties, assets and personnel of the Company and its subsidiaries as Swiss Re may from time to time reasonably request, including access to outside counsel of the Company or any subsidiary in connection with the review of any claim, dispute, action, proceeding, suit, appeal, investigation or inquiry pending or threatened against the Company or any subsidiary. In addition, the Company has covenanted to provide Swiss Re advance notice, to the degree possible, of transactions in which the Company acquires blocks of life insurance in force for consideration equal to or in excess of $25 million. Swiss Re and its representatives agree to be bound by a previously executed confidentiality agreement with respect to information received from the Company.

     No Solicitation. The Merger Agreement contains the following "No Solicitation" covenant:

          (A) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal (it being understood that the passive receipt of communications from third parties shall not be deemed participation in discussions or negotiations); provided, however, that if the Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any Superior Proposal (as defined below) made prior to the Stockholder Approval, which proposal was not solicited by it and which did not otherwise result from a breach of this covenant, and subject to providing prior written notice of its decision to take such action to Swiss Re (including but not limited to the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal), (x) furnish information with respect to the Company and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

          (B) Except as expressly permitted in Paragraph A above, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Swiss Re and/or Sub, the approval or recommendation by the Board or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any Acquisition Agreement. Notwithstanding the foregoing, the Board, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law may terminate the Merger Agreement solely in order that the Company may concurrently enter into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the second business day following

     Swiss Re's receipt of written notice advising the Swiss Re that the Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, all of which information will be kept confidential by Swiss Re.

          (C) Nothing contained in this Non-Solicitation provision shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board, after consultation with outside counsel and based as to legal matters on the written advice of the Company's independent legal counsel, failure to make such disclosure would be inconsistent with its obligations under applicable law; provided, however, that, except as contemplated by Paragraph B above, neither the Company nor the Board nor any committee of the Board shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     For purposes of the Merger Agreement "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company or any subsidiary whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

     For purposes of the Merger Agreement, a "Superior Proposal" is any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company's stockholders consisting of cash and/or securities, all of the shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company, on terms which the Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board, is reasonably capable of being obtained by such third party.

     For purposes of the Merger Agreement "Acquisition Agreement" means any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

     Further Actions. Each of the parties to the Merger Agreement agreed to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including using all reasonable efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the Company's and Swiss Re's borrowing or other contractual arrangements required by the transactions contemplated by the Merger Agreement, (b) effect promptly all necessary or appropriate registrations and filings with governmental entities, (c) effect promptly and prosecute diligently all approvals, filings and/or notices required under any applicable insurance laws for the consummation of the transactions contemplated by the Merger Agreement, (d) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby and (e) fulfill or cause the fulfillment of the conditions to Closing set forth in the Merger Agreement. If at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of Sub or the Company ("Constituent Corporations") acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the provisions of the Merger Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the Merger Agreement.

     Notification of Certain Matters. The Company shall give notice to Swiss Re, and Swiss Re and Sub shall give notice to the Company, promptly upon becoming aware of (a) any occurrence or non-occurrence of any event, which has caused or could reasonably be expected to cause any representation or warranty in the Merger Agreement to be untrue or inaccurate in any material respect at any time after the date of the Merger Agreement and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, that the delivery of any notice shall not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

     Public Announcements. Pursuant to the Merger Agreement, the Company, Swiss Re and Sub agreed to have the initial press release with respect to the transactions contemplated by the Merger Agreement sent in a form decided upon by mutual agreement of the Company and Swiss Re. Thereafter, for as long as the Merger Agreement is in effect, Swiss Re, Sub and the Company have agreed not, and to cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or any other announcement (including without limitation announcements to employees, agents or policyholders) with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement without the consent of the other, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirements.

     Employee Matters. The Merger Agreement contains the following covenants relating to certain employee matters:

          (A) The Company shall, at or prior to the Effective Time, terminate all employee benefit plans providing for the granting of options or any securities of the Company to any employee, director or consultant of the Company or any of its subsidiaries.

          (B) Subject to any written agreement among Swiss Re, Holding, Sub and a payee executed prior to the Closing, Swiss Re and Holding shall cause the Surviving Corporation and its subsidiaries to honor certain employment and severance agreements with employees of the Company and its subsidiaries. Swiss Re and Holding acknowledge that consummation of the transactions contemplated by the Merger Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for the purpose of all employee benefit plans.

          (C) Subject to any written agreement among Swiss Re, Holding, the Company and a payee to be executed prior to the Closing, Swiss Re, Holding and the Company agree that payments calculated pursuant to the Company's Long-Term Incentive Plan (the "LTIP") and related arrangements shall be made at the Closing in specified amounts and the Company shall cause the LTIP to be terminated at the Effective Time, subject to the making of such payments.

          (D) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of the Surviving Corporation and its subsidiaries (or of Swiss Re, Holding and their respective subsidiaries to the extent an employee of the Company or its subsidiaries shall become eligible to participate therein), employees of the Company and its subsidiaries immediately prior to the Effective Time ("Affected Employees") shall receive service credit for service with the Company and any of its subsidiaries to the same extent such service was credited under similar employee benefit plans and arrangements of the Company and its subsidiaries; provided, however, that such service need not be credited to the extent that it would result in a duplication of benefits.

          (E) Swiss Re, Holding and their respective subsidiaries will, or will cause the Surviving Corporation and its subsidiaries to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date; and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

          (F) Except as specified in the Merger Agreement, nothing is intended to create any right of employment for any person or to create any obligation for Swiss Re, Holding or the Surviving Corporation or their respective subsidiaries to continue any employee benefit plan following the Effective Time.

     Investment Portfolio. The Company shall cause the investments of the subsidiaries to be maintained prior to the Effective Time in accordance with past investment policies and practices of the Subsidiaries in the ordinary course of business.

     Accession of Holding. After the date of the Merger Agreement, Holding had the option to become a party to the Merger Agreement and otherwise to be bound by its terms (the "Accession"). The Accession occurred on July 27, 1998.

     Indemnification of Officers and Directors. The Merger Agreement provides that: (i) the certificates of incorporation and bylaws of the Surviving Corporation and each of its subsidiaries shall contain indemnification provisions that are no less favorable than those contained in the certificate of incorporation and bylaws of the Company and its subsidiaries, without amendment for a period of six years from the Effective Time; (ii) the Surviving Corporation shall indemnify, defend and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries ("Indemnified Person" or "Indemnified Persons") with respect to any claim, liability, loss, damage, cost, judgment, or expense, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including, without limitation, matters arising out of or pertaining to the Merger or the Merger Agreement and transactions contemplated thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its officers and directors; and further (iii) the Surviving Corporation shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the full extent permitted by law, subject to receipt of a written undertaking from such Indemnified Person to repay all amounts advanced in the event a final and non-appealable judicial determination is made that such person was not entitled to indemnification under DGCL. If Accession does not occur, all references to Holding in this paragraph shall instead be deemed to be references to Swiss Re.

     In addition, the Merger Agreement provides that the Surviving Corporation shall cause to be maintained in effect, for a period of six years, directors' and officers' liability insurance covering each Indemnified Person who is currently covered by the Company's directors' and officers' insurance with respect to claims arising from facts or events which occurred at or prior to the Effective Time, which insurance shall be no less favorable than such insurance maintained in effect by the Company on the date of the Merger Agreement in terms of coverage and amounts; provided, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the company for such insurance; and provided, further, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In the event Holding disposes of all or substantially all of its assets or otherwise ceases to be sufficiently creditworthy to meet its obligations under this covenant, Swiss Re agrees it shall cause another of its wholly owned subsidiaries incorporated in the United States which is sufficiently creditworthy to assume the obligations of Holding under this section.

CONDITIONS TO THE MERGER

     The respective obligations of the Company, Swiss Re, Holding and Sub to consummate the Merger are subject to the following conditions: (i) the Merger Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL; (ii) no governmental entity shall have issued any order and there shall not be any new statute, rule, decree or regulation restraining, prohibiting or making illegal the consummation of the Merger; (iii) (a) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made (as the case may be), except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order approval, filing or registration would not (A) have a Material Adverse Effect on the Company or Swiss Re or (B) materially adversely affect the ability of the Company, Swiss Re, Holding or Sub to perform their respective obligations under the Merger Agreement or the other agreements entered into in connection therewith and (b) such consents, authorizations, orders and approvals shall be subject to no conditions other than (A) conditions customarily imposed by insurance regulatory authorities or (B) other conditions that could not reasonably be expected to have a Material Adverse Effect on the Company; and (iv) any waiting period to the Merger under the HSR Act shall have expired or been terminated.

     The obligations of Swiss Re, Holding and Sub to consummate the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions: (i) the Company shall have performed in all material respects the covenants and obligations required to be performed by it under the Merger Agreement on or prior to the Effective Time; (ii) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects on Effective Time unless the Merger Agreement specifies another date in which case such representations shall have been true and correct as of that date; and (iii) Swiss Re shall have received a certificate signed by an executive officer of the Company to the effect that (i) and (ii) above have been complied with.

     The obligations of the Company to effect the merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions: (i) Swiss Re, Holding and Sub shall have performed in all material respects the covenants and obligations required to be performed by each of them under the Merger Agreement on or prior to the Effective Time; (ii) the representations and warranties of Swiss Re and Sub contained in the Merger Agreement shall be true and correct in all material respects on Effective Time unless the Merger Agreement specifies another date in which case such representations shall have been true and correct as of such date; and (iii) and the Company shall have received a certificate signed by an executive officer of each of Swiss Re, Holding and Sub to the effect that (i) and (ii) above have been complied with.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval: (i) by the mutual written consent of Swiss Re, Holding, Sub and the Company; (ii) by Swiss Re, Holding, Sub or the Company if: (a) a court of competent jurisdiction or other governmental entity shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable or (b) if the Effective Time shall not have occurred on or before January 31, 1999, provided, however, that this right shall not be available to any party whose failure to fulfill materially any covenant or obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (iii) by Swiss Re, Holding, Sub or the Company if the Stockholder Approval shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held meeting of stockholders or at any adjournment thereof; and (iv) by the Company if the Company receives a Superior Proposal and the Board determines in good faith, after consultation with outside counsel, that failing to terminate the Merger Agreement would constitute a breach of the fiduciary duty of the Board under applicable law.

     Procedure for and Effect of Termination. In the event that the Merger Agreement is terminated and the Merger is abandoned by Swiss Re, Holding, Sub, or the Company, written notice of such termination and abandonment shall forthwith be given to the other parties, the Merger Agreement shall terminate, and the Merger shall be abandoned without any further action. If the Merger Agreement is terminated as provided by Merger Agreement in the absence of a Takeover Proposal, no party to the Agreement shall have any liability or further obligation to any other party under the terms of the Merger Agreement except with respect to the willful breach by any party to the Merger Agreement, and certain confidentiality agreements among the parties.

     In the event that the Merger Agreement is terminated by the Company pursuant to the Merger Agreement because a Superior Proposal shall have been made, then the Company shall promptly pay Swiss Re by wire transfer of same day funds a fee equal to $60 million. If, following termination of the Agreement by the Company, the Company enters into an Acquisition Agreement within 12 months of such termination with a person (or any affiliate of a person) who made a Takeover Proposal to the Company or any of its subsidiaries or stockholders, or announced an intention to make a Takeover Proposal (whether or not conditional), then the Company shall promptly pay Swiss Re by wire transfer of same day funds a fee equal to $60 million.

                                 THE COMPANIES

THE COMPANY

     The Company through its principal wholly owned subsidiary, Life Reassurance, provides ordinary and group life reinsurance in the United States.

     The Company's two core lines of business are traditional life reinsurance, which involves the transfer of mortality risks on new sales from primary (or ceding) insurers of ordinary and group life insurance to the Company, and Administrative Reinsurance, which involves the acquisition of blocks of life insurance in force and, frequently, the assumption of administrative responsibility by the Company.

SWISS RE

     Swiss Reinsurance Company is one of the world's leading reinsurers, with more than seventy offices in over thirty countries. Swiss Re and its subsidiaries operate in both the property and casualty and life and health reinsurance business. In fiscal year 1997, Swiss Re reported gross premium revenues of approximately $11.9 billion, an increase of approximately 22% from fiscal year 1996, of which approximately 20% can be attributed to the first-time inclusion of Mercantile & General Re in its results of operations. Swiss Re reported profits of approximately $1.5 billion last year, an increase of approximately 45% from fiscal year 1996.

     The acquisition of the Company is an important step in advancing Swiss Re's strategy of growth in the life and health reinsurance business. The acquisition will also provide Swiss Re with access to the Administrative Reinsurance skills of the Company. Further benefits will also arise out of the integration of the two organizations.

     At the end of 1997, Swiss Re and its subsidiaries employed approximately 7,600 people. Swiss Re was organized in 1863 under the laws of Switzerland. Swiss Re's principal executive offices are located at Mythenquai 50/60, Ch-8002 Zurich, Switzerland, telephone: 411 285 2121.

HOLDING

     Holding, a wholly owned subsidiary of Swiss Re, is the U.S. holding company for Swiss Re's U.S. operations. Holding's subsidiaries are engaged primarily in the property and casualty and life reinsurance businesses. Its two principal subsidiaries are Swiss Reinsurance America Corporation and Swiss Re Life & Health America Inc.

     Holding was incorporated in the State of Delaware in 1973. Holding's principal executive office is located at 237 Park Avenue, New York, N.Y. 10017, telephone (212) 907-8000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company for the periods indicated. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The selected consolidated financial data at and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 are derived from the consolidated financial statements of the Company. The selected consolidated financial data at June 30, 1998 and for the six months ended June 30, 1998 and 1997 are derived from the unaudited condensed consolidated financial statements of the Company, which have been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of management, contain all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the six months ended June 30, 1998 may not be indicative of results for the full year.

                                                        SIX MONTHS
                                                      ENDED JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                  ----------------------   ------------------------------------------------------
                                                     1998         1997       1997        1996        1995       1994       1993
                                                  -----------   --------   ---------   ---------   --------   --------   --------
                                                       (UNAUDITED)     (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues
  Policy revenues...............................   $  302.4     $  237.3   $   490.3   $   451.0   $  383.2   $  350.9   $  289.0
  Investment income.............................      105.3         71.2       151.0       124.3       98.6       82.4       73.5
  Realized investment gains.....................         .7          1.8         4.5        17.2        3.7         .1       21.0
                                                   --------     --------   ---------   ---------   --------   --------   --------
    Total revenues..............................      408.4        310.3       645.8       592.5      485.5      433.4      383.5
                                                   --------     --------   ---------   ---------   --------   --------   --------
Benefits and Expenses
  Policy benefits...............................      206.0        168.6       341.0       332.5      281.5      245.8      208.7
  Acquisition costs.............................       85.6         68.2       142.2       111.9       95.7       88.7       71.1
  Interest credited to policyholder accounts....       33.2         18.1        40.7        34.6       21.2       15.0       15.0
  Interest expense..............................        3.9          4.0         8.0         8.4       10.7        9.1        9.9
  Distributions on corporation obligated,
    mandatorily redeemable capital securities of
    subsidiary trusts holding solely parent
    debentures..................................        6.7           .6         5.0          --         --         --         --
  Other operating expenses......................       23.9         16.8        32.7        29.0       21.6       22.0       18.1
                                                   --------     --------   ---------   ---------   --------   --------   --------
        Total benefits and expenses.............      359.4        276.4       569.6       516.5      430.8      380.6      322.8
                                                   --------     --------   ---------   ---------   --------   --------   --------
Income before federal income taxes and
  extraordinary charge..........................       49.1         34.0        76.2        76.1       54.8       52.8       60.6
Provision for federal income taxes..............       17.2         11.9        26.7        21.9       19.2       18.5       21.4
                                                   --------     --------   ---------   ---------   --------   --------   --------
Income before extraordinary charge..............       31.9         22.1        49.5        54.2       35.6       34.3       39.2
Extraordinary charge, net of federal income tax
  benefit.......................................         --           --          --          --        1.0         --         --
                                                   --------     --------   ---------   ---------   --------   --------   --------
Net income......................................   $   31.9     $   22.1   $    49.5   $    54.2   $   34.6   $   34.3   $   39.2
                                                   ========     ========   =========   =========   ========   ========   ========
Diluted Earnings Per Share(1):
  Income before extraordinary charge............   $   1.92     $   1.57   $    3.48   $    3.89   $   2.39   $   2.21   $   2.50
  Extraordinary charge, net of federal income
    tax benefit.................................         --           --          --          --       (.07)        --         --
                                                   --------     --------   ---------   ---------   --------   --------   --------
  Net income....................................   $   1.92     $   1.57   $    3.48   $    3.89   $   2.32   $   2.21   $   2.50
Common dividends per share......................   $   0.30     $   0.26   $    0.52   $    0.40   $   0.28   $   0.24   $   0.20
Weighted average common and common equivalent
  shares........................................       16.6         14.1        14.2        13.9       14.9       15.5       15.7
BALANCE SHEET DATA (AT PERIOD END):
Invested assets.................................   $3,840.3     $1,914.3   $ 2,784.6   $ 1,833.2   $1,504.2   $  998.5   $  944.6
Total assets....................................   $4,909.7     $2,618.0   $ 3,700.2   $ 2,519.3   $2,024.1   $1,442.3   $1,339.7
Loans payable...................................   $  125.0     $  125.0   $   125.0   $   125.0   $  140.0   $  140.0   $  150.0
Corporation obligated, mandatorily redeemable
  capital securities of subsidiary trusts
  holding solely parent debentures..............   $  236.6     $  100.0   $   100.0          --         --         --         --
Common shareholders' equity.....................   $  631.8     $  307.4   $   373.8   $   290.1   $  279.3   $  194.9   $  230.7

                                                        SIX MONTHS
                                                      ENDED JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                  ----------------------   ------------------------------------------------------
                                                     1998         1997       1997        1996        1995       1994       1993
                                                  -----------   --------   ---------   ---------   --------   --------   --------
                                                       (UNAUDITED)     (IN MILLIONS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA (AS OF OR FOR THE PERIOD
  ENDED):
Return on average shareholders' equity..........         13%          15%         15%         19%        15%        16%        20%
Return on average shareholders' equity, as
  adjusted(2)...................................         14%          15%         16%         15%        14%        16%        14%
Book value per common share.....................   $  36.55     $  22.61   $   27.42   $   21.44   $  19.99   $  12.56   $  14.87
Book value per common share, as adjusted(3).....   $  32.49     $  20.95   $   22.92   $   19.61   $  16.45   $  14.75   $  12.77
Ratio of earnings to fixed charges:
  Excluding interest on annuities and financial
    products(4).................................        5.5x         8.2x        6.7x        9.8x       6.0x       6.6x       6.9x
  Including interest on annuities and financial
    products(5).................................        2.1x         2.5x        2.4x        2.8x       2.7x       3.2x       3.4x
First year reinsurance premiums assumed.........   $   35.5     $   28.6   $    61.3   $    38.2   $   22.6   $   19.3   $   13.6
Capital invested in Administrative Reinsurance
  transactions(6)...............................   $  152.8     $   16.2   $    85.1   $    32.0   $   35.9         --         --
Life insurance in force(7)......................       N.A.         N.A.   $ 148,986   $ 116,012   $ 91,283   $ 81,213   $ 79,652
Statutory capital and surplus(7)................   $  327.3     $  277.3   $   210.5   $   209.3   $  208.2   $  193.8   $  187.4

---------------
N.A. -- Not Available.

(1) Diluted earnings per share have been calculated in accordance with Financial Accounting Standards Board Statement No. 128, Earnings Per Share ("SFAS 128"). Basic earnings per share in accordance with SFAS 128 for the six months ended June 30, 1998 and 1997 were $2.02 and $1.63, respectively, and for the years ended 1997, 1996, 1995, 1994 and 1993 were $3.64, $3.97,
    $2.32, $2.21 and $2.53, respectively. The adoption of SFAS 128 did not result in the restatement of previously reported earnings per share, as diluted earnings per share calculated in accordance with SFAS 128 results in the same per share amounts as previously reported by the Company.

(2) Return on shareholders' equity is calculate by dividing net income (excluding realized investment gains and extraordinary charge) by average shareholders' equity for the period (which is the simple average of beginning and end of period shareholders' equity excluding unrealized investment gains or losses).

(3) Book value per share is calculated by dividing end of period shareholders' equity (excluding unrealized investment gains and losses) by end of period common shares outstanding.

(4) For purposes of determining this ratio, earnings consist of income before federal income taxes and extraordinary charge (1995), plus fixed charges. Fixed charges consist of interest expense on debt, distributions on capital securities and the portion of operating leases that are representative of the interest factor.

(5) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(6) Capital invested in Administrative Reinsurance transactions represents the sum of the consideration paid for life insurance in force acquired and the related capital to support the business.

(7) Amounts have been derived from the Annual Statements of the Company's insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices. For purposes of this presentation, the capital and surplus are defined as statutory capital and surplus of Life Reassurance only, as its capital and surplus materially reflect that of the Company's insurance subsidiaries, plus the Asset Valuation Reserve and the Interest Maintenance Reserve of Life Reassurance and REALIC.

                         MARKET PRICES OF COMMON STOCK

     The Common Stock of the Company has been listed for trading on the NYSE since October 28, 1992, the date of the Company's initial public offering, under the symbol LRE. Based upon information reported in the Bloomberg consolidated transaction reporting system, the high and low sales prices for each quarterly period from January 1, 1996 to the date hereof were:

                                                                HIGH          LOW
                                                              ---------    ---------
YEAR ENDED DECEMBER 31, 1996
First Quarter...............................................    $  27 3/8    $  22 1/2
Second Quarter..............................................       31           27 1/2
Third Quarter...............................................       36           26 5/8
Fourth Quarter..............................................       38 5/8       33 3/4
YEAR ENDED DECEMBER 31, 1997
First Quarter...............................................    $  45 3/8    $  38 5/8
Second Quarter..............................................       48 1/8       37 3/8
Third Quarter...............................................       56           46 5/8
Fourth Quarter..............................................       65 3/8       52 1/16
YEAR ENDING DECEMBER 31, 1998
First Quarter...............................................    $  74 5/6    $  58 1/8
Second Quarter..............................................       71 1/8       82 7/8
Third Quarter...............................................       91 15/16     83 1/16
Fourth Quarter (through 10/19/98)...........................       91 15/16     90 1/8

     As of October 19, 1998, there were approximately 4,000 holders of the outstanding shares of Common Stock, including individual participants in securities position listings.

     Stockholders are urged to obtain current market quotations for the Common Stock prior to making any decision with respect to the Merger.

     As of July 30, 1998, there were 17,286,279 shares of Common Stock outstanding and 91 record holders of Common Stock.

     Dividends of $0.10 per share and $0.13 per share were declared in each calendar quarter of 1996 and 1997, respectively. The Company paid dividends of $0.15 per share on March 25, 1998, and June 24, 1998. On July 30, 1998, the Board declared a dividend of $0.15 per share to be paid on September 30, 1998.

     The declaration and payment of future dividends to holders of its Common Stock by the Company will be at the discretion of the Board and will depend upon the Company's earnings and financial condition, capital requirements of its subsidiaries, regulatory considerations and other factors the Board deems relevant. The Company's general policy is to retain most of its earnings to finance the growth and development of business.

                CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS

     The Company does not as a matter of course make public forecasts as to its future financial performance and conditions. However, in connection with its discussions with Swiss Re, the Company furnished Swiss Re with certain data relating to projected future operating results and financial conditions. The projections set forth below were included in the data provided by the Company to Swiss Re. These projections were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections or financial forecasts and are included herein only because such information was provided to Swiss Re. These projections constitute forward-looking statements and were based upon numerous assumptions, the more material of which are summarized below. Although the Company believes that such assumptions were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control. Accordingly, there can be no assurance, and no representation or warranty is made, that the actual results of operations and financial position achieved by the Company would not vary materially from the results of operations and financial condition set forth in these projections. For a list of important factors that, in the view of the Company, could cause actual results to differ materially from those set forth in these projections, see "Forward-Looking Statements." The projections set forth below have not been adjusted to reflect the effects of the Merger.

                                                                 YEARS ENDED DECEMBER 31,
                                                        -------------------------------------------
                                                          1998       1999       2000        2001
                                                        --------   --------   ---------   ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues
  Policy revenues.....................................  $  553.8      682.4       869.2      1081.8
  Investment income...................................     241.8      376.8       547.5       764.7
  Realized investment gains...........................        --         --          --          --
                                                        --------   --------   ---------   ---------
     Total revenues...................................     795.6     1059.2      1416.7      1846.5
                                                        --------   --------   ---------   ---------
Benefits and Expenses
  Policy benefits.....................................     384.2      499.1       660.3       852.8
  Acquisition costs...................................     159.5      202.7       264.4       332.2
Interest credited to policyholder accounts............      82.8      138.3       207.5       293.3
  Interest expense and distributions on corporation
     obligated, mandatorily redeemable capital
     securities of subsidiary trusts holding solely
     parent debentures................................      23.0       24.8        35.9        41.9
  Other operating expenses............................      43.3       56.0        70.7        88.0
                                                        --------   --------   ---------   ---------
     Total benefits and expenses......................     692.8      920.9      1238.8      1608.2
                                                        --------   --------   ---------   ---------
Income before federal income taxes....................     102.8      138.2       177.9       238.3
Provision for federal income taxes....................      35.8       48.2        62.0        83.2
                                                        --------   --------   ---------   ---------
Net income............................................  $   67.0       90.1       115.9       155.2
                                                        ========   ========   =========   =========
Diluted earnings per share............................  $   3.91       4.92        5.75        6.60
                                                        ========   ========   =========   =========
Common dividends per share............................  $   0.60       0.69        0.79        0.91
                                                        ========   ========   =========   =========
Weighted average common and common equivalent
  shares..............................................      17.1       18.3        20.1        23.5
                                                        ========   ========   =========   =========

                                                                 YEARS ENDED DECEMBER 31,
                                                        -------------------------------------------
                                                          1998       1999       2000        2001
                                                        --------   --------   ---------   ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD END):
Invested assets.......................................  $4,685.0   $7,025.8   $ 9,815.3   $13,370.1
Total assets..........................................  $5,673.9   $8,258.3   $11,323.6   $15,207.6
Loans payable.........................................  $  125.0   $  310.0   $   410.0   $   610.0
Corporation obligated, mandatorily redeemable capital
  securities of subsidiary trusts holding solely
  parent debentures...................................  $  236.6   $  236.6   $   236.6   $   236.6
Common shareholders' equity...........................  $  586.1   $  813.1   $ 1,112.3   $ 1,421.4
OTHER FINANCIAL DATA:
First year reinsurance premiums, net..................  $   78.1   $   87.1   $    96.2   $   105.2
Consideration paid for life insurance in force
  acquired............................................  $  175.0   $  225.0   $   275.0   $   350.0
ADDITIONAL CAPITAL RAISED:
Loans.................................................        --   $  185.0   $   100.0   $   200.0
Equity................................................        --      150.0       200.0       175.0
                                                        --------   --------   ---------   ---------
                                                                   $  335.0   $   300.0   $   375.0
                                                        ========   ========   =========   =========

     The following represents the most significant assumptions made in the determination of the financial projections presented above:

          1. New business investments and margins thereon:

             (i) First year reinsurance premiums of $78.1 million in 1998, growing to $105.2 million in 2001; margins consistent with new business written in 1997;

             (ii) Consideration paid for life insurance in force acquired of $175.0 million in 1998, growing to $350.0 million in 2001; margins consistent with recently completed Administrative Reinsurance transactions.

          2. New funds invested in long-term investments consistent with the Company's current investment guidelines; effective yield of 6.70%.

          3. Operating expense growth (i) consistent with the investments in Administrative Reinsurance transactions (principally fees paid to third party administrators) and (ii) at a 5% rate for all other costs (principally compensation).

          4. New bank borrowings at 6% and new equity issuances at 18x trailing earnings per share. Capital raising consistent with established targets for statutory risk-based capital and holding company leverage.

     The projections set forth above were prepared by the Company in January and May 1998 in connection with the Company's annual profit planning process, the Company's March 1998 public offerings and the discussions with Swiss Re. Forecasts of future financial performance and condition could differ materially from the data set forth above if management were to prepare projections based upon circumstances existing as of the date of this Proxy Statement. Pursuant to
Section 21E(d) of the Exchange Act and Section 27A(d) of the Securities Act, neither the Company nor Swiss Re intends or has any duty or obligation publicly to disclose updates or revisions to any of the projections set forth above to reflect the occurrence of unanticipated events. The Company and Swiss Re are aware, however, of their responsibility, pursuant to Item 10(b)(3)(iii) of Regulation S-K (Standard Instructions for Filing Forms under Securities Act of 1933, Securities Exchange Act of 1934 and Energy Policy and Conservation Act of
1975), to make full and prompt disclosure of material facts, both favorable and unfavorable, regarding their financial condition. The Company's independent accountants have not reviewed, examined or compiled the foregoing forward-looking statements and accordingly do not provide any assurance with respect to such statements.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the date of this Proxy Statement, based upon a review of schedules and reports filed with the SEC, there is no person known to the Company to be the beneficial owner of more than 5% of the Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of July 31, 1998, by each director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and dispositive power with respect to such stockholder's shares of Common Stock.

                                                          NUMBER OF                  PERCENT OF
NAME                                                    COMMON SHARES                CLASS(1)(2)
----                                                    -------------                -----------
Rodney A. Hawes, Jr...................................      825,766(2)(3)(4)             4.7%
Douglas M. Schair.....................................      837,816(2)(3)(5)             4.8%
Jacques E. Dubois.....................................      859,168(2)(3)                4.9%
Chris C. Stroup.......................................       63,500(2)(3)                  *
Robert L. Beisenherz..................................       62,500(2)(3)                  *
W. Weldon Wilson......................................      121,561(2)(3)                  *
Carolyn K. McCandless.................................        7,000(3)(6)                  *
K. Fred Skousen.......................................        6,700(3)(6)                  *
T. Bowring Woodbury, II...............................        6,797(3)(6)                  *
All Directors and Executive Officers as a Group (9
  persons)............................................    2,790,808(3)(4)(5)(7)         15.2%

---------------
 *  Represents fewer than 1% of shares of Common Stock

(1) Based on the number of shares of Common Stock outstanding on August 3, 1998. Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to Options currently exercisable or exercisable within 60 days of August 3, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding the Options but not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Shares of Common Stock held by Messrs. Hawes, Schair and Dubois include vested Options to acquire (i) 100,000 shares of Common Stock each at $22 per share, (ii) 50,000 shares of Common Stock each at $20.125 per share, (iii) 37,500 shares of Common Stock each at $19.625 per share, (iv) 50,000 shares of Common Stock each at $25 per share, and (v) 25,000 shares of Common Stock each at $39.625 per share, all of which may be purchased within sixty days of August 3, 1998. Shares of Common Stock held by Mr. Stroup include vested Options to acquire (i) 50,000 shares of Common Stock at $30.25 per share, and (ii) 12,500 shares of Common Stock at $39.625 per share, all of which may be purchased within sixty days of August 3, 1998. Shares of Common Stock held by Mr. Beisenherz include vested Options to acquire (i) 50,000 shares of Common Stock at $29.50 per share, and (ii) 12,500 shares of Common Stock at $39.625 per share, all of which may be purchased within sixty days of August 3, 1998. Shares of Common Stock held by Mr. Wilson include vested Options to acquire (i) 40,000 shares of Common Stock at $22 per share, (ii) 20,000 shares of Common Stock at $20.125 per share, (iii) 15,000 shares of Common Stock at $19.625 per share, (iv) 12,500 shares of Common Stock at $25 per share, and (v) 8,750 shares of Common Stock at $39.625 per share, all of which may be purchased within sixty days of August 3, 1998.

(3) Excludes unvested Options to purchase an aggregate of 1,021,250 shares of Common Stock granted to Messrs. Hawes, Schair, Dubois, Stroup, Beisenherz and Wilson and unvested Options to purchase an aggregate of 3,000 shares of Common Stock granted to Ms. McCandless, Dr. Skousen and Mr. Woodbury.

(4) Includes 83,250 shares of Common Stock owned by a trust established by Mr. Hawes for the benefit of his heirs.

(5) Includes (i) 159,689 shares of Common Stock owned by a trust established by Mr. Schair, and (ii) 24,150 shares of Common Stock owned by a non-profit organization qualified under Section 501(c)(3) of the Code, for which Mr. Schair shares voting and investment power. Mr. Schair expressly disclaims beneficial ownership of the 24,150 shares of Common Stock owned by the non-profit organization.

(6) Includes vested Options to acquire (i) 2,500 shares of Common Stock each at $31.50 per share, (ii) 1,000 shares of Common Stock each at $20.125 per share, (iii) 1,000 shares of Common Stock each at $17.375 per share, (iv) 1,000 shares of Common Stock each at $24.875 per share, and (v) 1,000 shares of Common Stock each at $39.625 per share, all of which may be purchased within sixty days of August 3, 1998, and excludes unvested Options to purchase an additional 1,000 shares of Common Stock each granted to Ms. McCandless, Dr. Skousen and Mr. Woodbury.

(7) Includes vested Options to purchase 1,028,250 shares of Common Stock within sixty days of August 3, 1998 by the directors and executive officers of the Company.

                             STOCKHOLDER PROPOSALS

     The Company will hold a 1999 Annual Meeting only if the Merger is not consummated. In the event of such a meeting, in order to have been considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders, stockholder proposals must have been received at the Company's principal executive offices in Stamford, Connecticut no later than December 11, 1998.

                              INDEPENDENT AUDITORS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1998 and March 31, 1997, and the three-month and six-month periods ended June 30, 1998 and June 30, 1997, incorporated by reference in this Proxy Statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied.

     Representatives of Ernst & Young LLP will attend the Special Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company (File No. 1-11340) with the SEC under the Exchange Act, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

     (d)  The Company's Proxy Statement on Schedule 14A dated April 10, 1998.

     (e)  The Company's Report on Form 8-K dated February 12, 1998.

     (f)  The Company's Report on Form 8-K dated July 27, 1998.

     All documents filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein (or in any other subsequently filed documents that also is or is deemed to be incorporated by reference herein) modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part hereof. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) contained in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, BY FIRST-CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, LIFE RE CORPORATION, 969 HIGH RIDGE ROAD, STAMFORD, CONNECTICUT, 06905 (TELEPHONE NUMBER (800) 292-2726; (203) 321-3084; OR (203) 321-3167).

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                           SWISS REINSURANCE COMPANY,
                             SRC ACQUISITION CORP.,
                              LIFE RE CORPORATION
                              AND, IF APPLICABLE,
                      SWISS RE AMERICA HOLDING CORPORATION
                         ------------------------------
                                 JULY 27, 1998

                         ------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ARTICLE 1  THE MERGER.......................................      1
  1.1  The Merger...........................................      1
  1.2  Closing; Effective Time..............................      1
  1.3  Certificate of Incorporation.........................      1
  1.4  By-laws..............................................      1
  1.5  Directors and Officers...............................      2
ARTICLE 2  CONVERSION OF SECURITIES.........................      2
  2.1  Common Stock.........................................      2
  2.2  Treasury Stock and Parent-Owned Stock................      2
  2.3  Dissenting Shares....................................      2
  2.4  Merger Sub Stock.....................................      2
  2.5  Exchange of Certificates.............................      2
  2.6  Options..............................................      3
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....      4
  3.1  Organization.........................................      4
  3.2  Capitalization.......................................      4
  3.3  Subsidiaries.........................................      4
  3.4  Authorization; Binding Agreement.....................      5
  3.5  Noncontravention.....................................      5
  3.6  Approvals............................................      5
  3.7.A  SEC Filings; Financial Statements..................      5
  3.7.B  Insurance Subsidiary Statements....................      6
  3.7.C  No Undisclosed Liabilities.........................      6
  3.8  Absence of Certain Changes or Events.................      6
  3.9  Litigation, Judgments, No Default, Etc...............      7
  3.10  Compliance..........................................      7
  3.11  Tax Returns and Tax Payments........................      7
  3.12  Employee Benefit Plans..............................      8
  3.13  Information Supplied................................     10
  3.14  Finders and Investment Bankers......................     10
  3.15  Opinion of Financial Advisor........................     10
  3.16  Reserves............................................     10
  3.17  Collective Bargaining Agreements....................     10
  3.18  No Default..........................................     11
  3.19  Insurance...........................................     11
  3.20  Related Parties.....................................     11
  3.21  Proprietary Rights..................................     11
  3.22  Compliance with Law.................................     11
  3.23  Real Property.......................................     12
  3.24  Licenses and Permits................................     12
  3.25  Environmental Matters...............................     12
  3.26  Letters of Credit...................................     12

                                                                PAGE
                                                                ----
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE PARENT,
  HOLDING AND THE MERGER SUB................................     13
  4.1  Organization.........................................     13
  4.2  Authorization; Binding Agreement.....................     13
  4.3  Noncontravention.....................................     13
  4.4  Governmental Approvals...............................     13
  4.5  Finders and Investment Bankers.......................     13
  4.6  Information Supplied.................................     14
ARTICLE 5  COVENANTS........................................     14
  5.1  Conduct of Business of the Company...................     14
  5.2  Stockholder Approval; Proxy Statement................     15
  5.3  Access and Information...............................     15
  5.4  Takeover Statutes....................................     15
  5.5  No Solicitation......................................     15
  5.6  Reasonable Efforts; Additional Actions...............     17
  5.7  Notification of Certain Matters......................     17
  5.8  Public Announcements.................................     18
  5.9  Certain Employee Matters.............................     18
  5.10  Investment Portfolio................................     19
  5.11  Swiss Re America Holding Corporation................     19
  5.12  Indemnification of Directors and Officers...........     19
ARTICLE 6  CONDITIONS.......................................     20
  6.1  Conditions to Each Party's Obligations...............     20
  6.2  Conditions to Obligation of the Parent, Holding and
       the Merger Sub.......................................     20
  6.3  Conditions to Obligation of the Company..............     21
ARTICLE 7  TERMINATION......................................     21
  7.1  Termination..........................................     21
  7.2  Procedure for and Effect of Termination..............     21
ARTICLE 8  MISCELLANEOUS....................................     22
  8.1  Certain Definitions..................................     22
  8.2  Amendment and Modification...........................     22
  8.3  Waiver of Compliance; Consents.......................     22
  8.4  Survival.............................................     23
  8.5  Notices..............................................     23
  8.6  Assignment...........................................     23
  8.7  Expenses.............................................     23
  8.8  Governing Law........................................     23
  8.9  Counterparts.........................................     24
  8.10  Interpretation......................................     24
  8.11  Entire Agreement....................................     24
  8.12  No Third Party Beneficiaries........................     24

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of July 27, 1998 (the "Agreement"), by and between Swiss Reinsurance Company, a Swiss corporation (the "Parent"), SRC Acquisition Corp., a Delaware corporation wholly-owned by the Parent (the "Merger Sub"), Life Re Corporation, a Delaware corporation (the "Company") and, if applicable, Swiss Re America Holding Corporation, a Delaware corporation wholly-owned by the Parent ("Holding").

     WHEREAS, the respective boards of directors of the Parent, the Merger Sub and the Company have approved this Agreement pursuant to which, among other things, the Merger Sub will be merged with and into the Company (the "Merger") on the terms and conditions contained herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

     WHEREAS, the Parent, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger;

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the DGCL, the Merger Sub shall be merged with and into the Company, which shall be the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of the Merger Sub shall cease and the other effects of the Merger shall be as set forth in Section 259 of the DGCL. The Merger Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations."

     1.2 Closing; Effective Time. Subject to the provisions of Article 6, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, as soon as practicable but in no event later than 10:00 a.m. New York City time on the second business day after the date on which each of the conditions set forth in Article 6 (other than conditions that are satisfied by the delivery of documents or the payment of money at the Closing) have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Parent and the Company may mutually agree. Notwithstanding the foregoing, upon notice given to the Company by the Parent, the Parent may delay the Closing until a business day not later than January 8, 1999. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, the Merger Sub and the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective as of the date and time of such filing or as of such subsequent date or time as the Parent and the Company shall agree to and shall be set forth in the Certificate of Merger (the "Effective Time").

     1.3 Certificate of Incorporation. The certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

     1.4 By-laws. The by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

     1.5 Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal.

                                   ARTICLE 2

                       CONVERSION OF SECURITIES; OPTIONS

     2.1 Common Stock. Each share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.3) and Parent Shares (as defined in Section 2.2), if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to $95.00 per share plus, if the Closing is delayed by the Parent in accordance with Section 1.2, an additional payment per share equal to $.0208 per day from, but not including, the date on which the Closing would have occurred absent the exercise by the Parent of its right to delay the Closing to, and including, the Closing Date (the "Common Stock Price Per Share") payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such share of Company Common Stock in accordance with Section 2.5. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Price Per Share shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     2.2 Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Time, if any, and each share of Company Common Stock then owned by the Parent, Holding, the Merger Sub or any other wholly-owned subsidiary of the Parent (collectively, "Parent Shares"), if any, shall, by virtue of the Merger, automatically be canceled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

     2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected appraisal rights under Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into or exchangeable for the right to receive the Common Stock Price Per Share, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the DGCL, each share of Company Common Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Common Stock Price Per Share, without any interest thereon, in accordance with Section 2.5, and such shares shall no longer be Dissenting Shares.

     2.4 Merger Sub Stock. Each share of common stock and each share of preferred stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock and one share of preferred stock, respectively, of the Surviving Corporation.

     2.5  Exchange of Certificates.

     2.5.1 On or before the Effective Time, the Parent shall deposit or cause to be deposited in trust with a bank or trust company mutually acceptable to the Parent and the Company (the "Exchange Agent") cash in the aggregate amount required to make the payments in respect of (i) the Company Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares and Parent Shares, if any), and (ii) the Company Options (as defined in Section 2.6) (collectively, the "Merger Consideration"), such sum being hereinafter referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Article 2 out of the Exchange Fund. If any cash deposited with the Exchange Agent pursuant to this
Section 2.5 remains unclaimed by the former stockholders or former option holders of the Company following the expiration of nine months after the Effective Time, such cash (together with all interest earned thereon) shall be delivered, upon demand, to the Parent by the Exchange Agent and, thereafter, any former stockholders and any former option holders of the Company who have not heretofore complied with this Article 2 shall be entitled to look only to the Parent (subject to abandoned property, escheat or similar laws) as general creditors thereof with respect to the payment of their claim for any Merger Consideration; provided, however, that the term "former option holders" shall not include any holder of a Company Option who has not consented to its cancellation in accordance with Section 2.5.3.

     2.5.2 As soon as reasonably practicable following the Closing Date, the Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (collectively, the "Certificates") and to each holder of an agreement evidencing a Company Option who has consented to its cancellation in accordance with Section 2.5.3 (each such agreement as to which such consent has been obtained being hereinafter called an "Option Agreement"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and the Option Agreements shall pass, only upon delivery of the Certificates and the Option Agreements to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and the Option Agreements for payment therefor.

     2.5.3 After the Effective Time, each holder of shares of Company Common Stock or Option Agreements shall surrender and deliver the Certificates or Option Agreements, as the case may be, to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, following the Effective Time, the holder shall be entitled to receive in exchange therefor, a check in the amount of the cash payment which such holder is entitled to receive pursuant to this Article 2, and such Certificates and Option Agreements shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Option Agreements. If the payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (b) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until so surrendered, each outstanding Certificate or Option Agreement after the Effective Time shall be deemed for all purposes to evidence the right to receive such payment of cash, without any interest thereon.

     2.5.4 Subject to applicable law with respect to any Company Option whose holder has not consented to its cancellation in accordance with Section 2.5.3, at the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Time, Certificates or Option Agreements are presented to the Surviving Corporation or the Parent, they shall be canceled and exchanged for cash as provided in this Article 2.

     2.6  Options.

     2.6.1 All outstanding options obligating the Company to issue, transfer or sell any shares of Company Common Stock and issued pursuant to the Company's 1992 Stock Option Plan, as amended (the "1992 Plan"), or the Company's 1993 Non-Employee Directors Stock Option Plan, as amended (the "1993 Plan" and, together with the 1992 Plan, the "Company Option Plans") (such options issued under both Company Option Plans, the "Company Options"), are vested or, by action of the Stock Option Plan Committee of the Board of Directors of the Company prior to the date hereof, will become fully vested at the Effective Time. Each holder of a Company Option shall be entitled to receive as soon as practicable after the Effective Time, in settlement and cancellation of such Company Option, a check in the amount of the product of (i) the excess of the Common Stock Price Per Share over the exercise price (per share of Company Common Stock) of each such Company Option, multiplied by (ii) the number of shares of Company Common Stock covered by such Company Option.

     2.6.2 Prior to the Effective Time, the Company, the Merger Sub and the Parent shall cooperate and take such other action as may be necessary to facilitate the cancellation of all outstanding Company Options in consideration for the payment provided herein and to facilitate the arrangements described in this Section 2.6.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to the Parent and the Merger Sub and, if applicable, upon the Accession (as defined in Section 5.11), to Holding, as follows:

     3.1 Organization. The Company and each of its subsidiaries (collectively, the "Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.1) on the Company. The Company has previously delivered or made available to the Parent correct and complete copies of the certificates of incorporation and by-laws (or equivalent governing instruments) as currently in effect, of the Company and each of its Subsidiaries.

     3.2 Capitalization. As of the date hereof, the authorized capital stock of the Company is as disclosed in the Company SEC Filings (as defined in Section 3.7.A). Except as disclosed in the Company SEC Filings or as set forth on
Schedule 3.2, no shares of capital stock of the Company are authorized, reserved for issuance or issued and outstanding and there are no outstanding Company Options. All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in the Company SEC Filings or as set forth in Schedule 3.2, the Company does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. Except as disclosed in the Company SEC Filings, there are no shareholder agreements, voting agreements, voting trusts or other similar arrangements to which the Company is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company.

     3.3 Subsidiaries. Except as disclosed in the Company SEC Filings, as set forth on Schedule 3.3 and its interest in its Subsidiaries, the Company does not own, directly or indirectly, any material equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock of each of the Subsidiaries that are owned by the Company or any other Subsidiary (collectively, the "Company Subsidiary Shares") have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no irrevocable proxies or similar obligations with respect to any of the Company Subsidiary Shares and, except as set forth on Schedule 3.3, all of the Company Subsidiary Shares are owned by the Company free and clear of all liens, claims, charges, encumbrances or security interests (collectively, "Liens") with respect thereto. Schedule 3.3 sets forth, with respect to each Subsidiary (other than Life Re Capital Trust I and Life Re Capital Trust II) as of the date hereof, (i) the number of authorized shares of each class of its capital stock and (ii) the number of issued and outstanding shares of each class of capital stock, with a true, correct and complete list of the record and beneficial holders of such shares (subject to such changes from the date hereof through the Closing Date as are otherwise permitted by this Agreement). Except as set forth on Schedule 3.3, no Subsidiary as of the date hereof has outstanding any subscription, option, put, call, warrant or other right or commitment to issue, nor any obligation or commitment to redeem or purchase, any of its authorized capital stock, or any securities convertible into or exchangeable for any of its authorized capital stock.

     3.4 Authorization; Binding Agreement. The Company has the full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and (assuming the accuracy of the representations and warranties in Section 4.2) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     3.5 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or equivalent governing instruments) of the Company or any of its Subsidiaries, (b) except as set forth on Schedule 3.5, require any consent or approval under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation (collectively, "Contracts and Other Agreements") to which the Company or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound or (c) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or any of its Subsidiaries or any portion of their properties or assets; provided that no representation or warranty is made in the foregoing clause (b) with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company.

     3.6 Approvals. No consent, approval or authorization of or declaration or filing with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Government Entity") on the part of the Company or any of its Subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (c) approvals, filings and/or notices required under any applicable insurance or banking laws, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not reasonably be expected to result in a Material Adverse Effect on the Company or prevent the Company from consummating the transactions contemplated hereby.

     3.7.A SEC Filings; Financial Statements. The Company has made all filings required to be made with the Securities and Exchange Commission (the "SEC") since January 1, 1996 and has delivered or made available to the Parent true, correct and complete copies of the Company's (a) Annual Reports on Form 10-K for the years ended December 31, 1996 and December 31, 1997 (the "Company 1996 Form 10-K" and the "Company 1997 Form 10-K," respectively), as filed with the SEC,
(b) proxy statements relating to all of the Company's meetings of stockholders (whether annual or special) since December 31, 1996 and (c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC since December 31, 1996 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Filings"). As of their respective dates, the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included or incorporated by reference in the Company 1996 Form 10-K, the Company 1997 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "Company 1998 First Quarter Form 10-Q") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

     3.7.B Insurance Subsidiary Statements. The Company has delivered or made available or, with respect to (c) below, will make available, to the Parent true, correct and complete copies of (a) the statutory financial statements filed in its state of domicile and, to the extent applicable, the State of New York, for each of TexasRe Life Insurance Company, Life Reassurance Corporation of America, Reassure America Life Insurance Company and American Merchants Life Insurance Company for the years 1995 (or, if later, the year in which such Subsidiary became a Subsidiary) through 1997 and (b) the statutory financial statements filed in its state of domicile and, to the extent applicable, the State of New York, for each such Subsidiary referred to in (a) above as well as for Mission Life Insurance Company for the quarter ending March 31, 1998, and
(c) the statutory financial statements filed in its state of domicile and, to the extent applicable, the State of New York, for all quarters ending thereafter and prior to the Effective Time for all of the Subsidiaries referred to in (a) above, Mission Life Insurance Company and any Subsidiaries acquired or formed after the date hereof (to the extent such acquired or newly formed Subsidiaries file statutory financial statement after the date of the acquisition or formation of such Subsidiary except, in the case of an acquired Subsidiary, where the statutory financial statements are prepared by the seller and such seller indemnifies the Company in respect of the contents thereof). All such statements shall be referred to as the "Insurance Subsidiary Statements." The Insurance Subsidiary Statements do (and, with respect to any Insurance Subsidiary Statement for any quarter after March 31, 1998, and prior to the Effective Time, will) present fairly, on a consistent basis and in accordance with practices prescribed or permitted by the appropriate regulatory agencies of each state in which the Insurance Subsidiary Statements have been filed or may be required to be filed ("SAP"), the financial position at the date of each such statement and results of each such Subsidiary's operations for each such referenced periods. The exhibits and schedules included in the Insurance Subsidiary Statements are fairly stated in all material respects in relation to the subject Insurance Subsidiary Statements taken as a whole, and the Insurance Subsidiary Statements comply in all material respects with all applicable regulatory requirements.

     3.7.C No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities or obligations (absolute, accrued, contingent or otherwise) which are not reflected in its financial statements referenced in Sections 3.7.A. or 3.7.B., except for (i) liabilities and obligations incurred in the ordinary course of business since March 31, 1998, none of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company (or, to the knowledge of the Company as of the date hereof, has resulted in or would reasonably be expected to result in a material loss to the Company and its Subsidiaries, taken as a whole), (ii) liabilities or obligations arising as a result of the transactions contemplated hereby, or (iii) liabilities or obligations disclosed in Schedule 3.7.C.

     3.8 Absence of Certain Changes or Events. Since December 31, 1997 (or, in the case of a Subsidiary acquired after such date, since the acquisition date thereof), except as disclosed on Schedule 3.8 or in the Company SEC Filings filed to the date hereof, the Company and the Subsidiaries have conducted business only in the ordinary and usual course and, without limiting the generality of the foregoing:

          (a) There have been no changes, events or conditions which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

          (b) As of the date hereof, no rating presently held by the Company or any of its Subsidiaries has been, and the Company has no knowledge of any reason to believe that any such rating will be, modified, qualified, lowered or placed under surveillance for a possible downgrade (except in connection with the transactions contemplated hereby).

          (c) Neither the Company nor any Subsidiary has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of the capital stock of the Company or any Subsidiary; provided, however, that the foregoing shall not prohibit mergers between the Subsidiaries or the performance by the Company of its obligations under that certain Put Agreement, dated September 30, 1997, between the Company and J. Dix Druce.

          (d) Neither the Company nor any Subsidiary has sold, assigned, transferred or conveyed any Proprietary Right (as defined in Section 3.21), except that the foregoing shall not prohibit mergers between the Subsidiaries.

          (e) Neither the Company nor any Subsidiary has effected any amendment or supplement to, or extension of, any Plan (as defined in Section 3.12(b)), excluding administrative or similar amendments that do not increase the liability of the Company or any of its Subsidiaries under any such Plan (other than immaterial adjustments).

          (f) Neither the Company nor any Subsidiary has paid to or for the benefit of any of its directors, officers or employees any compensation of any kind other than wages, salaries, bonuses and benefits at times and rates in effect prior to December 31, 1997, other than scheduled increases and increases in the ordinary course of business consistent with past practice.

          (g) Neither the Company nor any Subsidiary has effected any amendment or modification to its certificate of incorporation or by-laws (or equivalent governing documents), except that the foregoing shall not prohibit mergers between the Subsidiaries.

          (h) Neither the Company nor any Subsidiary has made any material change, and the Company has no knowledge of any change, in accounting methods or principles used for financial or regulatory reporting purposes, except for changes which are required of all life insurers or life reinsurance companies.

     3.9  Litigation, Judgments, No Default, Etc.  Except as described in
Schedule 3.9, (a) there is no action or proceeding, pending or, to the best knowledge of the Company, threatened before any federal or state court or agency to which the Company or any Subsidiary is a party, the outcome of which individually or in the aggregate would have a Material Adverse Effect on the Company (or, to the knowledge of the Company as of the date hereof, has resulted or would reasonably be expected to result in a material loss to the Company and its Subsidiaries, taken as a whole), (b) there is no judgment, decree, injunction, rule or order (collectively "Orders") of any court, arbitrator or Government Entity outstanding against the Company or any Subsidiary, or (c) to the best knowledge of the Company, there are no facts that would result in any such claim, dispute, action, proceeding, suit, appeal, investigation or inquiry which would have such a Material Adverse Effect on the Company.

     3.10 Compliance. Except as disclosed in the Company SEC Filings or as set forth on Schedule 3.10, neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of (a) its certificate of incorporation or by-laws (or equivalent governing instruments), or (b) any Contracts and Other Agreements to which the Company or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound; provided that no representation or warranty is made in the foregoing clause (b) with respect to matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect on the Company.

     3.11 Tax Returns and Tax Payments. The Company and its Subsidiaries have timely filed (or, as to Subsidiaries, the Company has filed on behalf of such Subsidiaries) all Tax Returns (as defined below) required to be filed by it, except to the extent that any failure to have filed would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries have paid (or, as to Subsidiaries, the Company has paid on behalf of such Subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, in each case, except to the extent that any failure so to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its Subsidiaries, as the case may be, would result, individually or in the aggregate, (x) in the case of U.S. federal income taxes, in a material Tax liability to the Company and its Subsidiaries, taken as a whole, and (y) in all other cases a Tax liability having a Material Adverse Effect on the Company. There are no material Liens for Taxes upon the assets of the Company or any Subsidiary except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken. No audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority, which, if resolved in a manner unfavorable to the Company or any of its Subsidiaries, as the case may be, would result, individually or in the aggregate, in a Tax liability having a Material Adverse Effect on the Company. No extension of the statute of limitations on the assessment of any Federal income Taxes has been granted by the Company or any of its Subsidiaries that is currently in effect. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     3.12  Employee Benefit Plans.

     (a) Except for the plans, programs or arrangements, contractual or otherwise, previously made available to Parent (and except for plans, programs and arrangements of Mission Life Insurance Company, acquired in early 1998, which will all be terminated or assumed by a successor entity other than the Company or any Subsidiary thereof as of August 1, 1998 when the employment of all employees of Mission Life Insurance Company is terminated), (i) neither the Company nor any Subsidiary, with respect to employees, directors or officers of the Company or any Subsidiary, maintains, sponsors or contributes to any plan, program or arrangement providing for (A) payment of deferred compensation or retirement benefits, (B) the accrual or payment of bonuses or special or incentive compensation of any kind, (C) any severance or termination payments,
(D) loans, loan guarantees or other extensions of credit to directors, officers or employees, (E) life, health, disability or other welfare benefits, or (F) moving or other relocation expense benefits or reimbursements; and (ii) neither the Company nor any Subsidiary, with respect to employees, directors or officers of the Company or any Subsidiary, maintains, sponsors or contributes to any other stock bonus, stock option, stock incentive, employee stock ownership, stock purchase or similar plans or practices, whether formal or informal. As soon as practicable following the date hereof, the Company shall provide Parent with a complete list of all Plans (as defined in Section 3.12(b) below), which shall include any Plan that could give rise to the payment of any money or other property or accelerate or provide for any other rights or benefits to any employee or former employee of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement.

     (b) With respect to any plan, program or arrangement of the nature described in Section 3.12(a) above (hereinafter, the "Plans"), except as disclosed on Schedule 3.12(b):

          (i) the financial statements, if any, relating to the Plans for the most recent plan year available have been furnished or were made available to the Parent, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the books and records of such Plans, which books and records are correct and complete in all material respects;

          (ii) all such Plans comply in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and the applicable requirements for tax-exempt status under the Code and each Plan has been operated substantially in accordance with its terms and no penalties or excise taxes have been incurred under ERISA or the Code which would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

          (iii) no material adverse change in the assets or liabilities of any such Plan has occurred after the date of the most recent financial statement available relating thereto (other than any change resulting from the normal and anticipated accrual of benefits, payment of benefits or receipt of contributions);

          (iv) all required contributions to the Plans have been timely made or, if not timely made, any such failure would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

          (v) all applicable reporting and disclosure obligations to any governmental agency or entity and to any Plan participant or beneficiary have been materially satisfied or, if not satisfied, any such failure would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

          (vi) there have been no transactions between any such Plan and any "party in interest" or "disqualified person," within the meaning of ERISA or the Code, which might subject the Company or any Subsidiary to a tax or penalty on prohibited transactions or to a civil penalty under Section 502(i) of ERISA or, if any such transactions have occurred, they would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

          (vii) all such Plans that are funded Plans have sufficient assets to pay all accrued benefits, expenses and liabilities;

          (viii) the Internal Revenue Service ("IRS") has not informed the Company in writing and, to the best knowledge of the Company, no investigation or review by the IRS is pending or is contemplated in which the IRS may assert, that any Plan is not qualified under the Code or that any related trust, including any trust for a welfare Plan, is not exempt from tax under Section 501 of the Code. No assessment of any federal income taxes has been made or, to the best knowledge of the Company, is contemplated against any of the Company or any Subsidiary or any related trust of any such Plan on the basis of failure of such qualification or exemption nor, to the best knowledge of the Company, is there any basis for any such investigation, review, assertion or assessment;

          (ix) no event has occurred or, to the best knowledge of the Company, is threatened or about to occur with respect to any Plan for which is required to be filed a notice of a reportable event, within the meaning of
     Section 4043(b) of ERISA and the Pension Benefit Guaranty Corporation (the "PBGC ") regulations issued thereunder. No notice of termination has been filed by the Plan administrator pursuant to Section 4041 of ERISA or issued by the PBGC pursuant to Section 4042 of ERISA with respect to any such Plan nor is there any basis for the issuance of any such notice of termination by the PBGC; and

          (x) after the Effective Time, neither the Company nor any Subsidiary will have any liability with respect to any obligation to contribute to, or any duty to provide any benefits under, any such Plan except those liabilities accrued and duties assumed prior to or at the Effective Time and those liabilities accrued and duties assumed at or after the Effective Time by the Company (as the Surviving Corporation) and its Subsidiaries.

     (c) Neither the Company nor any Subsidiary is or has ever been a contributing employer to any multi-employer pension plan (within the meaning of Section 3(37) of ERISA); neither the Company nor any Subsidiary is under any obligation to make contributions to any multi-employer pension plan; and neither the Company nor any Subsidiary has actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from any multi-employer pension plan.

     (d) Neither the Company nor any Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code and to comply with Section 601 of ERISA.

     (e) With respect to the Plans of Mission Life Insurance Company, (i) to the best knowledge of the Company no such Plan (including, without limitation, any termination thereof) would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, and (ii) as soon as practicable following the date hereof, the Company shall provide Parent with a list of all Plans of Mission Life Insurance Company and shall make available all material documents relating to such Plans.

     3.13 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement (the "Proxy Statement") to be filed with the SEC by the Company in connection with the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held in connection with the Merger will, at the time the Proxy Statement is mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by the Parent, Holding or the Merger Sub for inclusion therein.

     3.14 Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Goldman, Sachs & Co. ("Goldman Sachs"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Goldman Sachs (including any fees for the opinion provided pursuant to Section 3.15), all of which fees have been or will be paid by the Company in accordance with the agreement between the Company and Goldman Sachs, a copy of which has been made available to the Parent.

     3.15 Opinion of Financial Advisor. The Company has received an opinion of Goldman Sachs to the effect that, as of the date of this Agreement, the consideration to be received by the stockholders of the Company is fair from a financial point of view.

     3.16 Reserves. All statutory reserves with respect to insurance and annuities as established or reflected in the respective December 31, 1996 and 1997 Insurance Subsidiary Statements were determined in accordance with SAP (applied on a consistent basis during the periods involved) and generally accepted actuarial assumptions, and meet in all material respects the requirements of the insurance laws of each state in which such Subsidiaries are domiciled (and, if applicable, the State of New York). All such reserves (when considered together with premiums to be received on such insurance and annuities and investment income to be earned on assets held in respect of such reserves and future premiums) were adequate, as of December 31, 1997, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims, and other liabilities (as of December 31, 1997) of the respective Subsidiaries of the Company chartered as insurance companies under state law under all insurance and annuity contracts under which such Subsidiaries had any liability on December 31, 1997 (including any liability arising under or as a result of any reinsurance, coinsurance, or other similar contract). The reserves of the Subsidiaries of the Company chartered as insurance companies under state law established in respect of policies assumed since December 31, 1997 (when considered together with premiums to be received in respect of such policies and investment income to be earned on assets held in respect of such reserves and premiums) were adequate, as of the date of such establishment, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities (as of such date) under the policies so assumed by each such Subsidiary. Each Subsidiary of the Company chartered as an insurance company under state law owns assets that qualify as legal reserve assets under applicable insurance laws of the states of domicile of such Subsidiaries, in an amount, determined in accordance with SAP, at least equal to all such statutory reserves of such Subsidiary. Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 3.16 to the effect that benefits, dividends, and claims actually paid, and other liabilities actually incurred, by any Subsidiary of the Company chartered as an insurance company under state law under all insurance and annuity contracts under which such Subsidiary has any liability (including any liability arising under or as a result of any reinsurance, coinsurance or other similar contract) will not exceed the statutory reserves established therefor by the Subsidiary unless such benefits, dividends, claims, or liabilities were reasonably anticipated as of December 31, 1997.

     3.17 Collective Bargaining Agreements. Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement with any labor union. There are no labor controversies pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.18 No Default. Each of the Company and the Subsidiaries has in all respects performed, or is now performing, the obligations of, and is not in default (and would not by the lapse of time and/or the giving of notice be in default), nor has it received notice of default, in respect of, any Contract and Other Agreements, binding upon it or its assets or properties, except where such nonperformance or default would not reasonably be expected to result in a Material Adverse Effect on the Company.

     3.19 Insurance. Each of the Company and the Subsidiaries carries insurance with insurers that, to the knowledge of the Company, are solvent, in amount and types of coverage which are customary in the industry and against risks and losses which are usually insured against by persons holding or operating similar properties and similar businesses. No material claims have been asserted under any of such insurance policies or relating to the properties, assets or operations of the Company or any Subsidiary since December 31, 1997.

     3.20 Related Parties. Except as set forth in the Company SEC Filings or otherwise disclosed in writing to the Parent prior to the date hereof, (a) no officer or director of the Company or any Subsidiary, or any affiliate of any such person, has, either directly or indirectly, a beneficial interest, or alleges a claim of beneficial interest, in any contract or agreement to which the Company or any Subsidiary may be bound (excluding any reinsurance policies under which any officer or director may be a policyholder or beneficiary) or (b) no officer or director of the Company or any Subsidiary has, either directly or indirectly, an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company or any Subsidiary other than shares of publicly held companies not in excess of 1% of such companies' outstanding shares.

     3.21 Proprietary Rights. Schedule 3.21 is a true, correct and complete list of material patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade secrets, service marks, service mark registrations, applications for service mark registrations, trade names, copyright registrations or applications for copyright registrations or copyrights (collectively referred to as "Proprietary Rights") owned by the Company or the Subsidiaries in their respective businesses. The Company and the Subsidiaries own or possess adequate licenses or other rights to use the Proprietary Rights and all other intellectual property rights material to the Company and its Subsidiaries, and the same are sufficient to conduct the business of the Company and the Subsidiaries as they are now being conducted. The operations of the Company and the Subsidiaries do not infringe and, to the best knowledge of the Company, no one has asserted to the Company nor any Subsidiary that such operations infringe, any Proprietary Rights owned, possessed or used by any third party. To the best knowledge of the Company, there are no third parties whose operations infringe nor has anyone asserted that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by the Company or any Subsidiary.

     3.22 Compliance with Law. The businesses of the Company and each Subsidiary have been conducted in all material respects in accordance with all Legal Requirements applicable to the Company or any of its Subsidiaries (excluding ERISA, which is covered by Section 3.12, and Environmental Laws, which are covered by Section 3.25) and accepted insurance industry practices applicable to the Company or any of its Subsidiaries, including all insurance company holding laws, all laws, regulations and orders relating to the ownership and operation of insurance companies (including their reserving, marketing, investment, financial, claims, underwriting, premium collection and refunding and other practices), insurance, antitrust or trade regulation, employment and discrimination practices and procedures, and the health and safety of employees, consumer credit and other consumer protection laws; provided that no representation or warranty is made in this sentence with respect to conduct not in accordance with any of the foregoing (i) of which the Company does not have knowledge and (ii) that could not reasonably be expected to result in the imposition of material liability on, or to interfere materially with the business of, the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary has received any written notice of alleged violations of the foregoing, other than written notices received prior to January 1, 1997 which have been cured or otherwise remedied or responded to, and there are no pending or, to the best knowledge of the Company, threatened hearings or investigations with respect to any of the foregoing.

     3.23 Real Property. Except as disclosed in the Company SEC Filings, each of the Company and its Subsidiaries has good, clear and marketable title to all of the real property reflected in the December 31, 1997 Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except real property sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except
(i) statutory liens securing payments not yet due and (ii) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the real property subject thereto or affected thereby or otherwise materially impair business operations at such properties.

     3.24 Licenses and Permits. Each of the Company and the Subsidiaries has obtained, and is in compliance in all material respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all Government Entities (including, without limitation, any federal, state and local laws and regulations and authorities or agencies regulating insurance companies and their operations) and all courts and other tribunals for the conduct of the businesses and operations of the Company and such Subsidiary as now conducted (collectively, the "Required Licenses"), and there are no proceedings pending or, to the best knowledge of the Company, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Required License; provided that no representation or warranty is made in this Section 3.24 with respect to revocations, cancellations, suspensions or modifications of Required Licenses
(i) of which the Company does not have knowledge and (ii) that could not reasonably be expected to result in the imposition of material liability on, or interfere materially with the business of, the Company and its Subsidiaries, taken as a whole.

     3.25 Environmental Matters. Except as set forth on Schedule 3.25, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, investigations or remediation activities seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance relating to pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the best knowledge of the Company threatened, against the Company or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.25, to the best knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation pursuant to Environmental Laws that would have or would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.25, to the knowledge of the Company, during or prior to the period of (i) it or any of its Subsidiaries' ownership or operation of any of their respective current properties or (ii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there has been no release of hazardous, toxic or radioactive materials regulated under Environmental Laws and there is no threat of such release in, on, under or affecting any such property, which release or threat or release would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.25, to the best knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any Government Entity or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on the Company.

     3.26 Letters of Credit. The Subsidiaries of the Company chartered as insurance companies under state law are beneficiaries under letters of credit which provide security for all reinsurance ceded by such Subsidiaries to unauthorized reinsurers that is not secured by trust agreements and/or funds deposited by and withheld from reinsurers (copies of which letters of credit will be provided to the Parent as soon as reasonably practicable and in any event prior to the Closing Date), subject to such exceptions as could not reasonably be expected to result in a material loss to such Subsidiary. Such letters of credit are clean, irrevocable letters of credit, containing an evergreen clause and issued by a qualified United States financial institution, termed to be funds held subject to withdrawal by and under control of the ceding insurer (in each case as such terms are defined in the rules of the NAIC), subject to such exceptions as could not reasonably be expected to result, individually or in the aggregate, in a material loss to the Subsidiary that is the beneficiary of such letters of credit.

                                   ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF
                     THE PARENT, HOLDING AND THE MERGER SUB

     The Parent and the Merger Sub and, if applicable, upon the Accession, Holding represent and warrant to the Company as follows, provided that any representation and warranty relating to Holding shall be as of the date Holding executes this Agreement:

     4.1 Organization. Each of the Parent, Holding and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent and Holding is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Parent or Holding, as the case may be. The Merger Sub is a newly formed, directly and indirectly wholly-owned subsidiary of the Parent and, except for activities incident to the acquisition of the Company, the Merger Sub has not engaged in any business activities of any type or kind whatsoever.

     4.2 Authorization; Binding Agreement. Each of the Parent, Holding and the Merger Sub has the full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of the Parent, Holding and the Merger Sub. This Agreement has been duly and validly executed and delivered by each of the Parent, Holding and the Merger Sub and (assuming the accuracy of the representations and warranties in Section 3.4) constitutes a legal, valid and binding agreement of each of the Parent, Holding and the Merger Sub, enforceable against each of them in accordance with its terms.

     4.3 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or equivalent governing instruments) of the Parent, Holding or the Merger Sub, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Parent, Holding or the Merger Sub is a party or by which any of them or any material portion of their properties or assets may be bound or (c) violate any Legal Requirements applicable to the Parent, Holding or the Merger Sub or any material portion of their properties or assets; provided that no representation or warranty is made in the foregoing clause (b) with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Parent.

     4.4 Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of any of the Parent, Holding or the Merger Sub that has not been obtained or made is required in connection with the execution or delivery by the Parent, Holding or the Merger Sub of this Agreement or the consummation by the Parent, Holding or the Merger Sub of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(b) filings under the HSR Act and the Exchange Act, (c) approvals, filings and/or notices required under any applicable insurance laws, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Parent or prevent the Parent, Holding or the Merger Sub from consummating the transactions contemplated hereby.

     4.5 Finders and Investment Bankers. None of the Parent, Holding or the Merger Sub or any of their respective officers or directors has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Morgan Stanley & Co. Incorporated ("Morgan Stanley"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Morgan Stanley, all of which fees have been or will be paid by the Parent or Holding.

     4.6 Information Supplied. None of the information supplied or to be supplied by the Parent, Holding or the Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by the Company in connection with the Company Stockholders' Meeting to be held in connection with the Merger will, at the time the Proxy Statement is mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE 5

                                   COVENANTS

     5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period commencing on the date hereof and ending at the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers and employees and others with which it has business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any or its Subsidiaries will, without the prior written consent of the Parent:

          (a) amend or propose to amend its certificate of incorporation or by-laws (or equivalent governing instruments) (other than in connection with mergers between Subsidiaries of the Company);

          (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class of the Company, other than shares of Company Common Stock issuable upon exercise of Company Options outstanding on the date of this Agreement in accordance with the present terms thereof;

          (c) split, combine or reclassify any shares of Company Common Stock or declare, pay or set aside for payment any dividend (other than regularly scheduled dividends on the Company Common Stock at their current levels) or other distribution in respect of any Company Common Stock, or redeem, purchase or otherwise acquire any shares of Company Common Stock;

          (d) increase or establish any Plan or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice or as required under any existing employment agreement or other Plan, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, other than in accordance with existing Plans;

          (e) enter into any other agreements, commitments or contracts that are material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice;

          (f) except as contemplated by this Agreement, without the prior written consent of the Parent, otherwise take or cause to be taken any action described in clauses (c) through (h) of Section 3.8 between the date of this Agreement and the Effective Time;

          (g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other means, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof, except that the foregoing shall not prohibit the acquisition of blocks of life insurance in force (whether by reinsurance or stock acquisition) in the ordinary course of business in amounts (calculated with respect to reinsurance, as the ceding commission paid, and calculated with respect to stock acquisitions, as the excess of the purchase price over the adjusted capital and surplus acquired) not to exceed (unless the Parent otherwise consents, which consent will not be unreasonably withheld) $50 million in any single transaction or $200 million in the aggregate;

          (h) incur or assume any indebtedness for borrowed money except (i) borrowings in the ordinary course of business under that certain Amended and Restated Credit Agreement dated as of November 2, 1995 among the Company and the financial institutions party thereto, as amended to date or
     (ii) reverse repurchase contracts in the ordinary course of business consistent with past practice; or

          (i) agree, commit or arrange to do any of the foregoing.

     5.2 Stockholder Approval; Proxy Statement. The Company shall take all action necessary in connection with applicable law to convene the Company Stockholders' Meeting as promptly as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby, subject to the rights of its Board of Directors (the "Company Board") under
Section 5.5(b). The Company shall, through the Company Board, recommend that its stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, subject to the Company Board's rights under
Section 5.5(b).

     5.3 Access and Information. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford the Parent and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, Contracts and Other Agreements, any documents relating to Tax Returns of the Company and its Subsidiaries and other books and records of the Company and its Subsidiaries and shall promptly deliver or make available to the Parent (a) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal securities laws and (b) all other information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as the Parent may from time to time reasonably request, including access to outside counsel of the Company or any Subsidiary in connection with the review of any claim, dispute, action, proceeding, suit, appeal, investigation or inquiry pending or threatened against the Company or any Subsidiary. In addition, the Company shall utilize reasonable efforts to provide advance notice to the Parent of any transaction permitted by the exception contained in Section 5.1(g) to the extent the consideration to be paid equals or exceeds $25 million. The Parent shall hold, and shall cause its Representatives (as defined in the letter agreement dated July 6, 1998 (the "Company Confidentiality Agreement") between the Company and the Parent) to hold, all Evaluation Material (as defined in the Company Confidentiality Agreement) in confidence in accordance with the terms of the Company Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Parent promptly shall return or destroy all Evaluation Material in accordance with the terms of the Company Confidentiality Agreement.

     5.4 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the parties hereto and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     5.5  No Solicitation.

     (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person,

(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal (as defined in Section 5.5(e)) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal (it being understood that the passive receipt of communications from third parties shall not be deemed participation in discussions or negotiations); provided, however, that if the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any Superior Proposal (as defined in Section 5.5(e)) made prior to the Stockholder Approval (as defined in Section 6.1(a)), which proposal was not solicited by it and which did not otherwise result from a breach of this Section 5.5(a), and subject to providing prior written notice of its decision to take such action to the Parent and compliance with Section 5.5(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

     (b) Except as expressly permitted by this Section 5.5, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent and/or Merger Sub, the approval or recommendation by such Company Board or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any Acquisition Agreement (as defined in Section 5.5(e)). Notwithstanding the foregoing, the Company Board, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law may terminate this Agreement (and take any action prohibited by the first sentence of this Section 5.1(b)) solely in order that the Company may concurrently enter into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the second business day following the Parent's receipt of written notice advising the Parent that the Company Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, all of which information will be kept confidential by the Parent.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.5, the Company shall promptly advise the Parent orally and in writing of any request for information or any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep the Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     (d) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel and based as to legal matters on the written advice of the Company's independent legal counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as contemplated by Section 5.5(b), neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     (e) For purposes of this Agreement:

          (i) "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 20% (or as used in Section 7.2(b), 50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% (or as used in Section 7.2(b), 50%) or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% (or as used in Section 7.2(b), 50%) or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary whose business constitutes 20%(or as used in Section 7.2(b), 50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

          (ii) "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company's stockholders consisting of cash and/or securities, all of the shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company, on terms which the Company Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

          (iii) "Acquisition Agreement" means any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

     5.6  Reasonable Efforts; Additional Actions.

     5.6.1 Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all reasonable efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the Company's and the Parent's borrowing or other contractual arrangements required by the transaction contemplated by this Agreement, (b) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, filings and submissions pursuant to the HSR Act, the Exchange Act and the DGCL, (c) effect promptly and prosecute diligently (including responding to all reasonable requests for supplemental information) all approvals, filings and/or notices required under any applicable insurance laws for the consummation of the transactions contemplated by this Agreement, (d) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby and (e) fulfill or cause the fulfillment of the conditions to Closing set forth in
Article 6.

     5.6.2 If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     5.7 Notification of Certain Matters. The Company shall give notice to the Parent, and the Parent and the Merger Sub shall give notice to the Company, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.8 Public Announcements. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Parent and the Company. Thereafter, for as long as this Agreement is in effect, the Parent and the Merger Sub, on the one hand, and the Company, on the other hand, shall not, and shall cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or any other announcement (including without limitation announcements to employees, agents or policyholders) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirements. By letters exchanged simultaneously with the execution and delivery of this Agreement, the Parent and the Company have identified representatives authorized to provide the consent contemplated by the proceeding sentence.

     5.9  Certain Employee Matters.

     (a) The Company shall, at or prior to the Effective Time, terminate all Plans providing for the granting of options or any securities of the Company to any employee, director or consultant of the Company or any of its Subsidiaries.

     (b) Subject to any written agreement among Parent, Holding, the Company and a payee executed prior to the Closing, Parent and Holding shall cause the Surviving Corporation and its subsidiaries to honor all employment and severance agreements of employees of the Company and its Subsidiaries set forth on
Schedule 5.9(b). Parent and Holding acknowledge that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for the purpose of all the Plans.

     (c) Subject to any written agreement among Parent, Holding, the Company and a payee executed prior to the Closing, Parent, Holding and the Company agree that payments calculated pursuant to the Life Re Corporation Long-Term Incentive Plan (the "LTIP") and related arrangements shall be made at the Closing (by wire transfer as directed by the respective payees) in the amounts indicated and to the employees listed on Schedule 5.9(c). The Company shall cause the LTIP to be terminated at the Effective Time, subject to the making of such payments.

     (d) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of the Surviving Corporation and its subsidiaries (or of Parent, Holding and their subsidiaries, to the extent an employee of the Company or its Subsidiaries shall become eligible to participate therein), employees of the Company and its Subsidiaries immediately prior to the Effective Time ("Affected Employees") shall receive service credit for service with the Company and any of its Subsidiaries to the same extent such service was credited under similar employee benefit plans and arrangements of the Company and its Subsidiaries; provided, however, that such service need not be credited to the extent that it would result in a duplication of benefits.

     (e) Parent, Holding and their respective subsidiaries will, or will cause the Surviving Corporation and its subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

     (f) Nothing in this Agreement (other than the first sentence of Section 5.9(b)) is intended to create any right of employment for any person or to create any obligation for Parent, Holding, the Surviving Corporation or their respective subsidiaries to continue any Plan following the Effective Time.

     5.10 Investment Portfolio. The Company shall cause the investments of the Subsidiaries to be maintained prior to the Effective Time in accordance with past investment policies and practices of the Subsidiaries in the ordinary course of business.

     5.11 Swiss Re America Holding Corporation. After the date hereof, Holding may opt to become a party hereto and otherwise to be bound by the terms hereof (the "Accession"). All references herein to the Agreement shall, after the Accession, mean this Agreement as executed and delivered by the Parent, the Company, the Merger Sub and Holding.

     5.12  Indemnification of Directors and Officers.

     (a) The certificate of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation and each of its subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of the Company and its Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and by-laws (or equivalent governing instruments) of the Company or any of its Subsidiaries.

     (b) Holding and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (individually, an "Indemnified Person," and collectively, the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses, liabilities or judgements arising out of or relating to, or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer or the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to or at or after, the Effective Time ("Indemnifiable Claims") and (ii) all Indemnifiable Claims based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger or any other transaction contemplated hereby or thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be (and Holding and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the full extent permitted by law, subject to receipt of a written undertaking from such Indemnified Person to repay all amounts advanced in the event a final and non-appealable judicial determination is made that such person was not entitled to indemnification under DGCL). Any Indemnified Person wishing to claim indemnification under this Section 5.12(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Holding and the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this
Section 5.12(b) except to the extent such failure prejudices such party). Indemnified Persons as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary contained herein, if the Accession does not occur, all references to Holding in this Section 5.12(b) shall instead by deemed to be to the Parent.

     (c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect directors' and officers' liability insurance covering each Indemnified Person who is currently covered by the Company's directors' and officers' insurance with respect to claims arising from facts or events which occurred at or prior to the Effective Time, which insurance shall be no less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage and amounts; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if annual premiums of such insurance coverage exceed such amount, the Surviving

Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (d) With respect to each Indemnified Person who is party to, or the beneficiary of, an agreement with the Company or any of its Subsidiaries providing for the indemnification of such person by the Company or any of its Subsidiaries in effect on the date hereof, the Surviving Corporation hereby agrees to be bound, and perform all obligations required to be performed, by the Company or any of its Subsidiaries under any such agreement.

     (e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and representatives.

     (f) With respect to the indemnification obligations of Holding contained in
Section 5.12(b), in the event Holding disposes of all or substantially all of its assets or otherwise ceases to be sufficiently creditworthy to meet its obligations under Section 5.12(b), Parent agrees that it shall cause another of its wholly-owned Subsidiaries incorporated in the United States which is sufficiently creditworthy to assume the obligations of Holding under Section 5.12(b).

                                   ARTICLE 6

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law (the "Stockholder Approval");

          (b) no Legal Requirements shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibit or prevent the consummation of the Merger;

          (c) (i) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made (as the case may be), except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not (A) have a Material Adverse Effect on the Company or the Parent or (B) materially adversely affect the ability of the Company, the Parent, Holding or the Merger Sub to perform their respective obligations hereunder or the other agreements entered into in connection herewith and (ii) such consents, authorizations, orders and approvals shall be subject to no conditions other than (A) conditions customarily imposed by insurance regulatory authorities or (B) other conditions that could not reasonably be expected to have a Material Adverse Effect on the Company; and

          (d) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

     6.2  Conditions to Obligation of the Parent, Holding and the Merger
Sub. The obligation of the Parent, Holding and the Merger Sub to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:

          (a) the Company shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;

          (b) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date); and

          (c) the Parent shall have received a certificate signed by an executive officer of the Company to the effect of Sections 6.2(a) and (b).

     6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:

     (a) the Parent, Holding and the Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by them under this Agreement on or prior to the Effective Time;

     (b) the representations and warranties of the Parent, Holding and the Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date; and

     (c) the Company shall have received a certificate signed by an executive officer of each of the Parent, Holding and Merger Sub to the effect of Sections
6.3 (a) and (b).

                                   ARTICLE 7

                                  TERMINATION

     7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval:

          (a) By the mutual written consent of the Parent, Holding, the Merger Sub and the Company;

          (b) By the Parent, Holding, the Merger Sub or the Company:

             (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

             (ii) if the Effective Time shall not have occurred on or before January 31, 1999, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) By the Parent, Holding, the Merger Sub or the Company, if the Stockholder Approval shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held meeting of stockholders or at any adjournment thereof; and

          (d) By the Company if the Company receives a Superior Proposal and the Company Board determines in good faith, after consultation with outside counsel, that failing to terminate this Agreement would constitute a breach of the Company Board's fiduciary duty under applicable law.

     7.2  Procedure for and Effect of Termination.

     (a) In the event that this Agreement is terminated and the Merger is abandoned by the Parent, Holding or the Merger Sub, on the one hand, or by the Company, on the other hand, pursuant to Section 7.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except (i) with respect to the willful breach by any party hereto, and (ii) this Section 7.2, the third sentence of Section 5.3, and
Article 8 shall survive the termination of this Agreement.

     (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.1(d) or (ii) (x) a Takeover Proposal shall have been made to the Company or any of its Subsidiaries or stockholders or any person shall have announced an intention (whether or not conditional) to make a Takeover Proposal, (y) this Agreement is thereafter terminated pursuant to Section 7.1(c) and (z) within 12 months following such termination the Company or any Subsidiary enters into an Acquisition Agreement with the person (or any affiliate of the person) who made or announced the intention to make such Takeover Proposal, then the Company shall promptly pay the Parent by wire transfer of same day funds a fee equal to $60 million.

     (c) The Company acknowledges that the agreements contained in Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that the amounts to be paid pursuant thereto constitute liquidated damages and not a penalty.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 8.1:

          (a) "affiliate," with respect to any person, shall mean any person controlling, controlled by or under common control with such person and shall also include any person 10% or more of whose outstanding voting power is owned by the specified person either directly or indirectly through subsidiaries;

          (b) "including" shall, unless the context clearly requires otherwise, mean including but not limited to the items or things following such term;

          (c) "knowledge" or "best knowledge," with respect to the Company, shall mean the actual knowledge of Rodney A. Hawes, Jr., Douglas M. Schair, Jacques E. DuBois, Chris C. Stroup, W. Weldon Wilson, Alan D. Head and Robert L. Beisenherz;

          (d) "Material Adverse Effect," with respect to any person, shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such person and its subsidiaries taken as a whole; provided, that a change in economic conditions (such as a movement in interest rates) that adversely affects the insurance industry generally shall not, by itself, be deemed a Material Adverse Effect in respect of the Company;

          (e) "person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and

          (f) "subsidiary," with respect to any person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such person. For purposes of this Agreement, all references to "subsidiaries" of a person shall be deemed to mean "subsidiary" if such person has only one subsidiary.

     8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented, whether before or after stockholder approval, only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the Company's stockholders pursuant to Section 5.2, no such amendment or modification shall
(a) alter or change the amount or kind of the consideration to be delivered to the stockholders of the Company, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or
(c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

     8.3 Waiver of Compliance; Consents. Any failure of the Parent, Holding or the Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Parent, Holding, the Merger Sub or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

     8.4 Survival. The respective representations and warranties of the Parent, Holding, the Merger Sub and the Company contained herein shall not survive the Closing hereunder.

     8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                            (a) if to the Parent, Holding or the Merger Sub, to:

                            Swiss Reinsurance Company
                            Mythenquai 50/60
                            CH-8002 Zurich
                            Switzerland
                            Attention: Markus Diethelm
                            Telecopier: 411 285 4709

                            with a copy to:

                            Paul, Weiss, Rifkind, Wharton & Garrison
                            1285 Avenue of the Americas
                            New York, New York 10019-6064
                            Attention: Albert P. Hand, Esq.
                            David K. Lakhdhir, Esq.
                            Telecopier: (212) 757-3990

                            (b) if to the Company, to:

                            Life Re Corporation
                            969 High Ridge Road
                            Stamford, Connecticut 06905
                            Attention: W. Weldon Wilson, Esq.
                            Telecopier: (203) 968-0920

                            with copies to:

                            Skadden, Arps, Slate, Meagher & Flom, LLP
                            919 Third Avenue
                            New York, NY 10022-3897
                            Attention: Morris J. Kramer, Esq.
                            Telecopier: (212) 735-2000

     8.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the rights (but not the obligations) of Holding or Merger Sub may be transferred to any direct or indirect wholly owned subsidiary of the Parent with an appropriate amendment to this Agreement.

     8.7 Expenses. Whether or not the Merger is consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

     8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     8.11 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

     8.12 No Third Party Beneficiaries. Except as provided in Sections 5.9(b), 5.9(c) or 5.12, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

     IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          SWISS REINSURANCE COMPANY

                                          By: /s/ JOHN J. HENDRICKSON

                                            ------------------------------------
                                            Name:
                                            Title:

                                          By: /s/ MARKUS DIETHELM

                                            ------------------------------------
                                            Name:
                                            Title:

                                          SWISS RE AMERICA
                                          HOLDING CORPORATION

                                          By: /s/ HEIDI E. HUTTER

                                            ------------------------------------
                                            Name: Heidi E. Hutter
                                            Title: President and CEO

                                          SRC ACQUISITION CORP.

                                          By: /s/ JOHN J. HENDRICKSON

                                            ------------------------------------
                                            Name:
                                            Title:

                                          LIFE RE CORPORATION

                                          By: /s/ RODNEY A. HAWES, JR.

                                            ------------------------------------
                                            Name: Rodney A. Hawes, Jr.
                                            Title: Chairman of the Board, Chief
                                              Executive Officer and Office of
                                              the Chairman

                                                                         ANNEX B

PERSONAL AND CONFIDENTIAL

                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004

                                 July 27, 1998

Board of Directors
Life Re Corporation
969 High Ridge Road
Stamford, CT 06905

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Life Re Corporation (the "Company") of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 27, 1998, by and between Swiss Reinsurance Company (the "Buyer"), SRC Acquisition Corp., a directly and indirectly wholly-owned subsidiary of the Buyer, the Company and Swiss Re America Holding Corporation, a wholly-owned subsidiary of the Buyer (the "Agreement"). For purposes of this opinion, the term "Merger Consideration" shall mean $95.00 per Share in cash plus, in accordance with the Agreement, an additional payment per Share equal to $.0208 per day from, but not including, the date on which the closing of the merger would have occurred absent the exercise of the Buyer's right to delay the closing to, and including, the closing date.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its lead manager and underwriter in connection with the March 1998 concurrent offerings of 6.00% Adjustable Conversion-rate Equity Security Units ("ACES") and Shares to the public, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of the Company or the Buyer for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the life insurance and reinsurance industries and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We are not actuaries and our services did not include any actuarial determinations or an attempt to evaluate actuarial assumptions. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities

Life Re Corporation
July 27, 1998
Page Two

of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
--------------------------------------
(Goldman, Sachs & Co.)

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW

SEC.262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251
(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof,

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights or the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               FORM OF PROXY CARD

                              LIFE RE CORPORATION

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

        SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 23, 1998

    AT LIFE RE CORPORATION, 969 HIGH RIDGE ROAD, STAMFORD, CONNECTICUT 06905

                           AT 2:00 P.M. EASTERN TIME

     The undersigned hereby appoints Rodney A. Hawes, Jr., Douglas M. Schair and Jacques E. Dubois, or any of them acting in the absence of the other, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of the common stock of Life Re Corporation, a Delaware corporation, held or owned by the undersigned or standing in the name of the undersigned at the Special Meeting of Stockholders of the Company and at any adjournment thereof, and the undersigned hereby instructs said attorneys to vote as follows:

(Continued and to be signed on the other side.)

                                                  LIFE RE CORPORATION
                                                    P.O. BOX 11026
                                                NEW YORK, N.Y. 10203-0026

                          FORM OF PROXY CARD continued

--------------------------------------------------------------------------------
1. Proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 27, 1998, by and among Swiss Reinsurance Company, a Swiss corporation ("Swiss Re"), SRC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Swiss Re ("Sub"), Swiss Re America Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Swiss Re ("Holding") and Life Re Corporation, a Delaware corporation (the "Company"), providing for the merger of Sub with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Swiss Re and Holding.

     For [ ]                      Against [ ]                      Abstain [ ]

     THIS PROXY WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" PROPOSAL (1) ABOVE, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.


                                                       Change of Address and
                                                       or Comments Mark Here [ ]


                                          (Please sign exactly as shown on
                                          envelope addressed to you. If shares
                                          are held by joint tenants, both should
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such. If a corporation, please sign in
                                          full corporate name by an authorized
                                          officer. If a partnership, please sign
                                          in partnership name by an authorized
                                          person.)


                                          Date:
                                          --------------------------------------

                                          --------------------------------------
                                                        Signature

                                          --------------------------------------
                                                Signature, if held jointly

                                             Votes must be indicated
                                            (X) in Black or Blue ink.


(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)